Share sale and purchase
agreement
relating to the entire issued
share capital of
Timesquest Limited

Dated	31 October 2011

The Vendor (1)
The Purchaser (2)

TABLE OF CONTENTS

1	Interpretation	1
2	Sale and purchase of the Shares	9
3	Consideration	9
4	Completion	11
5	Undertakings during the Relevant Period	13
7	Purchaser warranties and undertaking	15
8	Confidentiality	15
9	Access	16
10	Restrictions for Protection of Goodwill	16
11	Post Completion undertakings	17
12	Announcements	17
13	Entire agreement	18
14	Completion and rescission	18
15	Cumulative rights	18
16	Assignment and transfer	18
17	Costs and expenses	18
18	Waiver	19
19	Variation	19
20	Severance and nature of obligations	19
21	Notices	19
22	No set-off	20
23	Further Assurances	20
24	Counterparts	20
25	Governing language	20
26	Governing law	21
27	Jurisdiction	21
28	Interpretation	21
29	Rights of third parties	22
30	Execution	22
SCHEDULE 1 - Particulars of the Group		23
	Part 1: Particulars of the Company	23
	Part 2: Particulars of the Subsidiaries	24
SCHEDULE 2 - Completion Documents		26
	Part 1: Documents which are to be delivered by the Vendor to the Purchaser at Completion	26
	Part 2: Documents which are to be delivered by the Purchaser to the Vendor at Completion	27
SCHEDULE 3 - The Property		28
SCHEDULE 4 - Warranty statements		29
	Part 1: Execution or performance	29
	Part 2: The Company and the Subsidiaries	30
	Part 3: General corporate and accounts	32
	Part 4: Commercial	35
	Part 5: Employees	39
	Part 6: Pension arrangements relating to the UK Subsidiary	41
	Part 7: Intellectual Property and Information Technology	43
	Part 8: Property and Environmental	44
	Part 9: Taxation	46
	Part 10: General	51

Agreed Form Documents

1	Company Accounts

2	Board minutes: Purchaser

3	Board minutes: Vendor

4	Communications list

5	Completion board minutes of the Company

6	Data Room Index

7	Disclosure Letter

8	Loan account schedule

9	Resignation of auditors

10	Resignation of directors

11	Resignation of secretary

12	Letter of amendment to the service agreement of Angela Simkins between Gentech International Limited and Angela Simkins

13	UK Subsidiary Accounts

14	Voting power of attorney regarding the Shares to be granted by the Vendor

15	Deed of Acknowledgment

THIS AGREEMENT is made as a deed on	31 October 2011

THE PARTIES

(1)	GOS INVESTMENTS LIMITED with company number 00137008 whose registered office is at 2B Sidings Court, Doncaster, South Yorkshire DN4 5NU (the “Vendor”); and

(2)	ACALON HOLDINGS LIMITED with company number HE 151604 whose registered office is at 30 Karpenisiou Street, Nicosia, Cyprus (the “Purchaser”).

INTRODUCTION

(A)
Timesquest Limited was incorporated in England and Wales on 28 February 2000 and is registered under number 03935681 as a private company limited by shares.  The Vendor is the sole beneficial owner of the Company.

(B)	The Company is the parent holding company of the Subsidiaries.

(C)	The main activity of the Subsidiaries is the manufacture and sale of sensors.

(D)	The Vendor is willing to sell and the Purchaser is willing to purchase the Shares on the terms and subject to the conditions of this Agreement.

OPERATIVE PROVISIONS

1	Interpretation

1.1	In this Agreement, except where a different interpretation is necessary in the context, the following expressions shall have the following meanings:

2011 Corporation Tax Liability	the liability of the UK Subsidiary to corporation tax for that part of the accounting period commencing on 1 January 2011 that ends on 31 October 2011

Accounts	collectively, the Company Accounts and the UK Subsidiary Accounts

Accounts Relief	either:

(a)         a Relief which has been treated as an asset in the Accounts; or

(b)         a Relief that has (i) been taken into account in computing a provision for deferred taxes, which appears in the Accounts or (ii) resulted in no provision for deferred tax being made in the Accounts;

Affiliate
in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate in each case from time to time

this Agreement	this agreement including the Introduction and the Schedules

Aggregate Annual Turnover	shall bear the meaning given to such term in, and be determined in accordance with, Schedule 8

‘A’ Warranties
the warranties set out in Parts 1 (Title and Capacity), 2 (The Company and the Subsidiaries), 3 (General Corporate and Accounts), 4 (Commercial) paragraphs 1 and 6.1, 5 (Employees) paragraphs 4, 5, 7 and 15, 6 (Pension arrangements relating to the UK Subsidiary), 8 (Property and Environmental) paragraphs 1.1, 1.2, 1.3, 1.5 and 1.6, 9 (Taxation) 10 (General) paragraphs 1 and 3, and 11 (Vendor), in each case of Schedule 4

Balancing Payment
a payment made pursuant to paragraph 7A or 7C schedule 28AA ICTA (replaced by sections 195 and 196, Taxation (International and Other Provisions) Act 2010 from 1 April 2010 and with effect for accounting periods ending on or after that date)

Board Minutes	completion board minutes of the Company in the agreed form

Books and Records
has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software)

the Business	the business of the Company and the Subsidiaries described in the Introduction and any other business of the Company and the Subsidiaries carried on by them as of the date of this Agreement

Business Day	a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in Euro) in London

‘B’ Warranties	the warranties given in Schedule 4 other than the ‘A’ Warranties

Cash Amount	as at the opening of business at 10:30am on 31 October 2011 (''the Calculation Point''), the aggregate of all:

(a)          positive (credit) balances in the bank accounts of each   of the Group Companies; plus

(b)          unpresented or uncleared cheques bearing a date not more than 180 days prior the Calculation Point in the possession of any Group Company and made out to a Group Company,

less any cheques which have been signed and dated by any Group Company not more than 180 days prior to the Calculation Point but not yet presented or cleared by the relevant third party to whom the cheque was made payable to

Cash Claim	a claim for a breach of the warranty contained in clause 4.3(b)

Claim	a claim for a breach of a Warranty

Claim for Tax
any assessment, notice, demand, determination, letter or other document issued by or action taken by or on behalf of any Tax Authority or other person indicating that the Company or a Subsidiary is or may be placed or is sought to be placed under a Tax Liability

Communications List	the list, in the agreed form, setting out the details of the postal addresses, fax numbers and email addresses of each party to this Agreement as at the date of this Agreement

the Company	Timesquest Limited, brief particulars of which are set out in Part 1 of Schedule 1

Company Accounts
the unaudited balance sheet of the Company and the unaudited profit and loss account of the Company for the financial period ending on the Company Accounts Date, together with the directors’ report and other documents required by law to be annexed thereto in the agreed form

Company Accounts Date	31 December 2010

Company Accounts Standards
in relation to the accounts of any body corporate, the applicable requirements of the Companies Acts 1985 to 2006, together with accounting principles, standards and practices which are generally accepted in the United Kingdom, in each case as of the date of the relevant accounts

Company Management Accounts
the unaudited balance sheet of the Company as of, and the unaudited profit and loss account of the Company for the financial period from, 1 January 2011 to the period ending on the Management Accounts Date, a copy of which is included in the Disclosure Documents (comprising only the balance sheet and the profit and loss account for such period and excluding, for the avoidance of doubt, any other spreadsheets and/or forecasts that may be included in such accounts)

Completion	completion of the sale and purchase of the Shares in accordance with this Agreement

Completion Date	the date of this Agreement

Confidential Information
all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, any trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of the Company and/or any Subsidiary, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with the Company and/or any Subsidiary

Consideration	the aggregate of the Initial Consideration and the Earn-Out Consideration

Corresponding Relief	has the meaning given in Schedule 6

Data Room
the documents and information contained or referred to in the electronic data room, as updated from time to time, virtually hosted and maintained by Dickinson Dees, made available to, amongst others, the Purchaser and its advisers

Data Room Index	the index, in the agreed form, (and annexed to the Disclosure Letter) of the documents and information contained in the Data Room as at the date of this Agreement

Deed of Acknowledgment	the deed of acknowledgment, in the agreed form, between the Vendor, the Purchaser, FinanceCo and the UK Subsidiary

Determination Date	shall be the same meaning as given to such term in Schedule 8

Determined Claim	a Claim or Tax Claim that has been determined in accordance with paragraph 1.2 of Schedule 6

Disclosure Documents
the Disclosure Letter, the documents attached thereto as listed in the schedule annexed to the Disclosure Letter and each and every document listed in the Data Room Index and contained in the Data Room prior to the Completion Date and contained in the CD delivered to the Purchaser at Completion

the Directors	the persons specified as directors of the Company in Schedule 1 (the expression “Director” meaning any of them)

the Disclosure Letter
a letter in the agreed form bearing the same date as this Agreement from the Vendor to the Purchaser, delivered to the Purchaser immediately before execution of this Agreement, for which the Purchaser has acknowledged receipt

DTNA Claim	a claim for a breach of the warranty contained in clause 4.3(c)

Earn-Out Consideration	any monies payable to the Purchaser in accordance with clause 3.3

Employees	those persons (including directors) whose names appear in the list of employees included in the Disclosure Documents

Encumbrances
any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, assignations, floating charge, standard security, debenture, hypothecation, security interest, or any other type of security agreement or arrangement (such as a retention of title arrangement) having similar effect

Environmental Law
all laws (including common laws, statutes and subordinate legislation), treaties, conventions, regulations, codes of practice or guidance notes concerning the Environment which are now binding upon the Subsidiaries

Environment	air, water, land, buildings, structures, enclosures, or other constructions, flora, fauna or humans

FinanceCo	Finance Holdings Limited registered with company number 05586096 whose registered address is 2B Sidings Court, Doncaster DN4 5NU

GLAS	the Vector Industries Limited Group Life Assurance Scheme AEG 41753 provided by Aviva being a group life assurance scheme, providing a lump sum on death in service

Group	the Company and the Subsidiaries and Group Company means any member of the Group

Group Losses	an amount of losses to be surrendered to ensure that the Group incurs no liability to corporation tax

Group Tax Relief
the surrender or reallocation of Taxation and/or Relief between members of a group or consortium or other association for Taxation purposes, including by way of (i) the surrender of losses, (ii) the surrender of tax refunds, (iii) the surrender of relievable tax, (iv) the reallocation of a profit, gain or loss for Taxation purposes, (v) the reallocation of Taxation arising as a result of a company ceasing to be a member of a group or consortium or other association for Taxation purposes, (vi) the roll over of a gain on the assets of one member into the cost (for Taxation purposes) of another, (vii) the reallocation of any liability to discharge Taxation, (viii) the disregard of entities for Taxation purposes with the consequences that a Taxation liability falls on a different entity and (ix) the transfer of any Relief between members of a group or consortium or other association for Taxation purposes

GSHP	the stakeholder pension scheme comprising the Vector Stakeholder Pension Scheme, provided by Standard Life Assurance Society

Harm
harm or damage to the Environment including to the health of living organisms or other interference to the ecological systems of which they are a part and in the case of humans, such harm includes any offence caused to any of his senses or harm or damage to his property

Hazardous Substance
any natural or artificial substance or combination of substances (whether in the form of a solid, liquid, gas or vapour) capable of causing Harm to the Environment including but not limited to any hazardous, toxic or dangerous substance or article

Health and Safety Consents	any authorisation, certificate, consent, licence, permission, permit or approval required by any Health and Safety Law

Health and Safety Law
all EU, national or local laws and all subordinate legislation and regulatory codes of practice, statutory instruments, guidance notes, circulars and directives concerning health and safety which are or were binding upon any member of the Group

Health and Safety Regulator	any agency, authority, executive, service, company or body having powers or duties pursuant to Health and Safety Law

ICTA	the Income and Corporation Taxes Act 1988

Indebtedness Claim	a claim for a breach of the warranty contained in clause 4.3(a)

Independent Counsel	such counsel as is appointed in accordance with clause 3.6

Initial Consideration	the consideration referred to in clause 3.2

Insolvency Event	shall bear the meaning given to such term in clause 5.3

Intellectual Property
all right, title and interest in, to, and under all patents, trade marks, service marks, registered designs, trade names, business names, domain names, copyright, computer software and database rights and rights in know-how whether registered or unregistered and including applications for the grant of any of the foregoing or extensions thereof, in each case in any part of the world

Intra-Group Indebtedness	the sum of £704,461.13, owing from FinanceCo to UK Subsidiary in relation to intra-group facility arrangements between FinanceCo and UK Subsidiary

Key Employee	Angela Simkins, Janice Marriott, Greg Lewis, Mitchell Inness and Anne Beamish

Licence
a licence, permit, certificate, consent, approval, filing of notifications, reports or assessments, registrations or authorisation required by law for the operation of the Company’s or a Subsidiary’s business, its ownership, use, possession or occupation of any asset or the performance of this Agreement

Loss Calculations
computations based on the Management Accounts and the October Management Accounts and prepared in accordance with the same accounting policy and practice as the Gentech International 2010 and 2011 Tax Calculations set out at Part 4 of Schedule 9 of this Agreement and setting out a calculation of the 2011 Corporation Tax Liability and the Group Losses

Management Accounts	together, the Company Management Accounts and the Subsidiaries’ Management Accounts

Management Accounts Date	30 September 2011

Material Contract
an agreement to which the Company or any Subsidiary is a party or is bound by and which is of material importance to the business, profits or assets of the Group as a whole and as disclosed in the Disclosure Documents

Non-Disclosable Information	all information which relates to:

(a) the provisions of this Agreement;

(b) the negotiations relating to this Agreement; or

(c) the subject matter of this Agreement

Non-UK Subsidiary	Gentech Sensors, Inc

October Management Accounts
the unaudited balance sheet and the unaudited profit and loss account of the UK Subsidiary for the financial period 1 October 2011 to 31 October 2011 (comprising only the balance sheet and the profit and loss account for such period and excluding, for the avoidance of doubt, any other spreadsheets and/or forecasts that may be included in such accounts)

Plans	shall bear the same meaning given to such term in clause 9.1 of Part 6 of Schedule 4

Post Accounts Relief	shall bear the same meaning given to such term in Schedule 9

Property	the heritable property, short particulars of which appear in Schedule 3 and references to the “Properties” shall extend to all and any part or parts thereof

Purchaser’s Group
the Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Purchaser and all other subsidiaries and subsidiary undertakings from time to time of such holding company (including, for the avoidance of doubt, following Completion each of the Company and the Subsidiaries)

the Purchaser’s Solicitors	DLA Piper LLP (US), One Atlantic Center, 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Purchaser Warranties	the warranties given by the Purchaser in clause 7 and Schedule 5 and each purchaser warranty statement shall be a “Purchaser Warranty”

Registered	in respect of any period since 6 April 2006 registered under the Finance Act 2004 and in respect of any prior period Approved under Chapter I or Chapter IV (as the case may be) of Part 14 of ICTA

Relevant Period	shall bear the same meaning given to such term in Schedule 8

Relief	any loss, relief, allowance, exemption, set off, deduction or credit in computing or against or in relation to income, profits, gains or Taxation and any right to a repayment of Taxation

Retained Group	the Vendor and its Affiliate of it immediately prior to Completion, excluding the Company and the Subsidiaries

Shares	all of the issued shares of the Company, namely 901 ordinary shares of £1 each

Statement of Sales	shall bear the same meaning given to such term in Schedule 8

Subsidiaries	Gentech International Limited and Gentech Sensors, Inc, brief particulars of which are set out in Part 2 of Schedule 1, each a “Subsidiary”

Subsidiaries’ Management Accounts
the unaudited balance sheet and the unaudited profit and loss account of the Subsidiaries for the financial period from 1 January 2011 to the period ending on the Management Accounts Date, a copy of which is included in the Disclosure Documents (comprising only the balance sheet and the profit and loss account for such period and excluding, for the avoidance of doubt, any other spreadsheets and/or forecasts that may be included in such accounts)

Tax or Taxation	any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge, or interest connected therewith

Tax Claim	any claim against the Vendor for breach of the Tax Warranties or under the Tax Covenant

Tax Covenant	any covenant in paragraph 1 of Part 2 of Schedule 9

Tax Deed	the tax covenant set out in Schedule 9

Tax Liability	shall have the meaning given to such term in Schedule 9

Tax Warranties	the tax warranties set out in Part 9 of Schedule 4

Taxing Authority	HM Revenue and Customs and any other governmental state federal, provincial, local government or municipal authority, body or official whether of the United Kingdom or elsewhere in the world

Title Claim	a claim for a breach of the warranty contained in clause 6.9(e)

Top Customer	shall bear the same meaning given to such term in paragraph 10.1(a) of Part 4 of Schedule 4

Top Supplier	shall bear the same meaning given to such term in paragraph 10.1(a) of Part 4 of Schedule 4

UK GAAP
generally accepted accounting principles in the United Kingdom as set out in all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the UK Accounting Standards Board as of the Completion

UK Subsidiary	Gentech International Limited

UK Subsidiary Accounts
the audited balance sheet and the audited profit and loss account of the UK Subsidiary for the financial period ending on the Company Accounts Date, together with the directors’ report and other documents required by law to be annexed thereto in the agreed form

UK Subsidiary’s Auditors	PricewaterhouseCoopers LLP

US GAAP	generally accepted accounting principles in the United States in effect from time to time

VAT	value added tax

VATA	Value Added Tax Act 1994

Vector Pension Scheme	the occupational pension scheme established on 1 August 2000 and governed by a definitive trust deed and rules dated 1 August 2000

Vendor VAT Group	the VAT group under VAT reference number 820 7397 28 of which Rubicon Partners Industries LLP is the representative member

the Vendor’s Solicitors	SJ Berwin LLP, 10 Queen Street Place, London EC4R 1BE

Warranties	the warranties set out in Schedule 4 and each warranty statement shall be a “Warranty”

Working Hours	9.30 am to 5.30 pm on a Business Day

2	Sale and purchase of the Shares

The Vendor shall sell with full title guarantee with effect from Completion the Shares and the Purchaser shall purchase all of the Shares together with all rights attached to them at Completion and free and clear from all Encumbrances at Completion.

3	Consideration

3.1
In consideration of the sale of the Shares in accordance with the terms of this Agreement, the Purchaser shall pay to the Vendor an aggregate consideration of the Initial Consideration plus an Earn-Out Consideration, as applicable.

3.2	The Initial Consideration shall be £7,311,354.13 and shall be payable by the Purchaser in cash at Completion in accordance with clause 4.1(b) and subject to clause 4.5.

3.3
The Earn-Out Consideration shall be satisfied by the payment by the Purchaser to the Vendor of up to the sum of £1,500,000 (One Million Five Hundred Thousand Pounds) in cash, subject to adjustment in accordance with the remaining provisions of this clause 3 and Schedule 8 hereof and shall be payable within 10 Business Days of the Determination Date.

3.4
Notwithstanding anything to the contrary in this Agreement, if, by the Determination Date, a Claim, a DTNA Claim, a Title Claim or a Tax Claim has become a Determined Claim, the Purchaser shall be entitled to reduce the Earn-Out Consideration by the amount of the Determined Claim.

3.5
If the Purchaser has made a Claim, a DTNA Claim, a Title Claim or Tax Claim prior to the end of the Relevant Period which has not become a Determined Claim by the end of such period, then the Purchaser may, at its cost, refer the matter to Independent Counsel within 20 Business Days of the end of the Relevant Period and if such Independent Counsel opines in writing prior to the Determination Date that the relevant Claim, DTNA Claim, Title Claim or Tax Claim, on the balance of probabilities, would have at least a greater than 50% chance of being successful before a court of competent jurisdiction, then the Purchaser shall be entitled to withhold an amount from the Earn-Out Consideration in accordance with clause 3.4, provided that the amount withheld from the Earn-Out Consideration shall be the lower of (a) the Vendor’s reasonable estimate of such Claim, DTNA Claim, Title Claim or Tax Claim and (b) the likely quantum of the Claim, DTNA Claim, Title Claim or Tax Claim as opined by Independent Counsel.  If the Independent Counsel opines that the Claim, DTNA Claim, Title Claim or Tax Claim would not, on the balance of probabilities, have a greater than 50% chance of being successful before a court of competent jurisdiction, or the Independent Counsel has not opined as to liability or quantum by the Determination Date, the Purchaser shall not be entitled to withhold any amount from the Earn-Out Consideration in respect of such Claim, DTNA Claim, Title Claim or Tax Claim.

3.6
If the Purchaser seeks to instruct Independent Counsel in accordance with clause 3.5, it shall select a Queen’s Counsel provided that the Purchaser may not without the written consent of the Vendor instruct any Queen’s Counsel that has acted in the previous 12 months (or is then acting) in any other matter involving the Purchaser or any member of the Purchaser’s Group.  The Purchaser shall afford the Vendor a reasonable opportunity to review and comment on its proposed terms of instruction, and the Purchaser shall notify the Vendor of the identity of the Queen’s Counsel (and send the Vendor the draft terms of instruction) that it intends to select prior to delivering any terms of instruction to such proposed Independent Counsel and shall provide the Vendor with any written opinion issued by such Queen’s Counsel.

3.7
The Independent Counsel shall act as an expert and not as an arbitrator and his decision as to whether or not the Claim, DTNA Claim, Title Claim or Tax Claim would have a greater than 50% chance of being successful before a court and his opinion as to the likely quantum of the Claim, DTNA Claim, Title Claim or Tax Claim if successful before a court shall only be final and binding (in the absence of manifest error) in relation to whether the Purchaser is entitled to withhold an amount from the Earn-Out Consideration and not in respect of the final outcome of the Claim, DTNA Claim, Title Claim or Tax Claim (which shall be determined by agreement between the parties or by the courts only).

3.8	If an amount of Earn-Out Consideration has been withheld by the Purchaser pursuant to clause 3.5 (the "Withheld Amount") and the Claim or Tax Claim to which such Withheld Amount relates:

(a)
has become a Determined Claim, the Purchaser shall pay the Vendor, immediately upon the Claim, DTNA Claim, Title Claim or Tax Claim having become a Determined Claim, an amount equal to the Withheld Amount less the amount of the Determined Claim (plus any accrued interest on such amount at a rate of 2.5% per annum (calculated on a daily basis) from the date on which the Withheld Amount was so retained up until the day the Withheld Amount is actually paid to the Vendor, such interest accruing on a daily basis and compounding quarterly); or

(b)
has not become a Determined Claim on or before 31 December 2015, the Purchaser shall promptly pay the Vendor an amount equal to the Withheld Amount (plus any accrued interest thereon at a rate of 2.5% per annum (calculated on a daily basis) from the date on which the Withheld Amount was so retained up until the day the Withheld Amount is actually paid to the Vendor, such interest accruing on a daily basis and compounding quarterly).  For the avoidance of doubt, this shall not affect the right of the Purchaser to continue to pursue the relevant Claim, DTNA Claim, Title Claim or Tax Claim.

3.9
If the Average Annual Turnover during the Relevant Period (as agreed or determined in accordance with Schedule 8) is equal to or less than £10,000,000 (Ten Million Pounds), then the Earn-Out Consideration due to the Vendor pursuant to clause 3.3 shall be reduced to nil.  If the Average Annual Turnover exceeds £10,000,000 (Ten Million Pounds) the Vendor shall be paid, up to £1,500,000 (One Million Five Hundred Thousand Pounds) pursuant to clause 3.3 and such Earn-Out Consideration shall be calculated as follows:

A    =     (Average Annual Turnover – 10,000,000) x 0.5

where:

A	=	the Earn-Out Consideration to be paid pursuant to clause 3.3, being an amount equal to a sterling sum calculated by applying the above formula.

For the avoidance of doubt, if the Average Annual Turnover exceeds £13,000,000 (Thirteen Million Pounds) the amount of the Average Annual Turnover for the purposes of calculating the Earn-Out Consideration payable pursuant to clause 3.3 shall be deemed to be £13,000,000 (Thirteen Million Pounds) and the Vendor shall not be entitled to be paid any further Earn-Out Consideration other than the maximum sum of £1,500,000 (One Million Five Hundred Thousand Pounds) to be paid pursuant to clause 3.3.

3.10
Any payment made by the Vendor to the Purchaser under or in respect of any breach of this Agreement or any document referred to herein in the agreed form (including, without limitation, in respect of any Claim and Tax Claim) shall be and shall be deemed to be a reduction in the price paid for the Shares by the Purchaser under this Agreement to the extent legally possible.

4	Completion

4.1	Completion shall take place at the offices of the Vendor’s Solicitors (or any other location agreed upon in writing by the Vendor and the Purchaser) on the Completion Date, when:

(a)	the Purchaser shall deliver or cause to be delivered to the Vendor the items listed in Part 2 of Schedule 2;

(b)	the Purchaser shall procure the delivery to the Vendor’s Solicitors, for the account of the Vendor, of an electronic transfer for the amount of the Initial Consideration; and

(c)	the Vendor shall deliver or cause to be delivered to the Purchaser the items listed in Part 1 of Schedule 2 .

4.2
The Vendor hereby confirms that the Vendor’s Solicitors are irrevocably authorised by the Vendor to receive payment of the Initial Consideration and the receipt by the Vendor’s Solicitors shall be a sufficient discharge for the Purchaser of its obligations under clauses 3.1 and 3.10 and the Purchaser shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such Initial Consideration.

4.3	The Vendor warrants to the Purchaser as at the date of this Agreement that:

(a)
the Company and each Subsidiary has no liability (whether actual or contingent) and shall have been released from any obligations under any loan, facility, overdraft or other financing agreements or arrangements in the nature of bank financing (or other professional or third party lending) or under any security agreements or security arrangements in connection with bank financing (or other professional lending). For the purposes of this clause 4.3(a), the following shall not constitute bank financing(or other professional or third party lending):

(i)
normal trade credit incurred in the ordinary course of business or trading and provided by a supplier in connection with any goods and/or services provided by any supplier to any member of the Group; and/or

(ii)
any borrowing (whether by finance or operating lease, hire purchase contract or similar) in relation to or otherwise in connection with the ordinary course of trading or business (including, without limitation, in connection with office equipment, vehicles or plant and machinery); and/or

(iii)	any borrowing of any nature between any Group Company;

(b)	the Cash Amount was at least £119,315.68; and

(c)
the provision in the UK Subsidiary Accounts for USD$72,000 represents the full liability of the UK Subsidiary in respect of any contractual payments owed to Daimler Trucks North America LLC, Donaldson Company Inc or Indiana Rotomolding Inc in relation to recovery and replacement costs in connection with the supply of faulty M and M valves attached to SCR sensors from the UK Subsidiary tank suppliers, Donaldson and Indiana Rotomolding, to Daimler Trucks North America LLC during the period prior to the date of this Agreement.

4.4	The Vendor and the Purchaser agree that:

(a)
the provisions of paragraphs 2,  3 and 4 of Schedule 6 shall apply, on the terms set out in those paragraphs, to each of the warranties set out in clause 4.3 and 6.9(e), which shall apply mutatis mutandis;

(b)	the provisions of paragraph 11 of Schedule 6 shall apply, mutatis mutandis, to the warranties set out in clauses 4.3and 6.9(e);

(c)
the provisions of paragraphs 1 and 6 of Schedule 6 shall apply to the warranties set out in clauses 4.3 and 6.9(e), mutatis mutandis, save that paragraph 1.5 of Schedule 6 shall not apply to the warranty set out in clause 4.3(b); and

(d)
the Vendor shall, on demand (subject always to clauses 4.4(a) to (c) inclusive), pay to the Purchaser the following amounts in respect of a Cash Claim, DTNA Claim, and/or Indebtedness Claim (as the case may be) and the Purchaser agrees that its recourse shall only be on the basis set out in this clause 4.4(d) and it shall not be entitled to make a claim against the Vendor for breach of any of the warranties set out in clause 4.3 on any other basis:

(i)	in respect of a Cash Claim, an amount equal to the difference between the Cash Amount and £119,315.68;

(ii)
in respect of a DTNA Claim, an amount equal to the recovery and replacement costs paid to Daimler Trucks North America LLC, Donaldson Company Inc or Indiana Rotomolding Inc by any Group Company, in relation to the subject matter of clause 4.3(c), but only to the extent that the aggregate of all such costs exceeds USD$72,000, and then only the excess. For the purposes of this clause 4.4(d)(ii), in the event that the UK Subsidiary provides Daimler Trucks North America LLC, Donaldson Company Inc or Indiana Rotomolding Inc with a replacement product, instead of making a cash payment as aforesaid, then an amount equal to the lower of:

(A)
the cost of the product to the UK Subsidiary, which shall for these purposes be limited to the reasonable cost paid by the UK Subsidiary to any third party supplier in relation to the replacement product supplied by such third party or the reasonable cost of materials acquired by the UK Subsidiary to allow the UK Subsidiary to manufacture the product together with the UK Subsidiary’s direct cost of labour in respect of the manufacture of the replacement product by the UK Subsidiary and, in each case, together with all inbound and outbound shipping costs reasonably incurred by the UK Subsidiary in respect of the recovery and replacement of the product; and

(B)
the contractual payment the UK Subsidiary would have been obliged to pay Daimler Trucks North America LLC, Donaldson Company Inc or Indiana Rotomolding Inc had it paid the replacement cost direct rather than supplied a replacement product, shall be deemed to be the replacement cost paid to Daimler Trucks North America LLC, Donaldson Company Inc or Indiana Rotomolding Inc for the purposes of this clause 4.4 (d)(ii); and

(iii)
in respect of an Indebtedness Claim, such amount that is required to ensure that the indebtedness forming the Indebtedness Claim and the cost of release of any such arrangement or security are discharged.

4.5
The parties hereby acknowledge and agree that the Purchaser shall pay the UK Subsidiary amount equal to the Intra-Group Indebtedness from the Initial Consideration that would otherwise be payable to the Vendor pursuant to clause 3 and the foregoing provisions of this clause 4. The parties shall each enter and the Vendor shall procure that FinanceCo and the UK Subsidiary enters into, the Deed of Acknowledgment in relation to the repayment of such Intra-Group Indebtedness.

5	Undertakings during the Relevant Period

5.1
From the date of this Agreement to the end of the Relevant Period, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, comply with, unless the Vendor consents in writing, the provisions set out in Schedule 7.

5.2
If the Purchaser proposes to sell all or a majority of the Shares (or those of any holding company of the Company) or all, or substantially all, of the business or assets of the Company at any time prior to the end of the Relevant Period, as a precondition of such transaction, any Earn-Out Consideration which has not yet been determined and agreed in accordance with this Agreement shall be deemed to have been so determined and agreed at its maximum level and the date of such sale shall be deemed to be the Determination Date for the purposes of Part 2 of Schedule 8.

5.3
Notwithstanding any other provision of this Agreement, if an administration order is made, or a resolution is passed, or an order of a court of competent jurisdiction is made, for the winding up of the Purchaser in circumstances where the Purchaser is unable to pay its debts within the meaning of section 123(1) Insolvency Act 1986 (an “Insolvency Event”) then any Earn-Out Consideration which has not yet been determined and agreed in accordance with this Agreement shall be deemed to have been so determined and agreed at its maximum level and have become payable immediately prior to such Insolvency Event.

6	Warranties, Undertaking and Indemnity

6.1	The Vendor hereby warrants to the Purchaser:

(a)	in the terms of the ‘A’ Warranties; and

(b)	so far as the Vendor is aware, having made all reasonable enquiry in the circumstances in accordance with clause 6.2 below, in the terms of the ‘B’ Warranties,

save, in each case, to the extent that facts or circumstances inconsistent with the Warranties are fairly disclosed in the Disclosure Letter and for this purpose “fairly disclosed” means disclosed in such manner as to enable a reasonable purchaser to make a reasonable assessment of the matter concerned so as to reasonably identify the nature and scope of the fact, matter or circumstance so disclosed.

6.2
For the purposes of clause 6.1(b), the level of the Vendor’s awareness and enquiry shall be limited only to what is actually known to Alan Fletcher, Ian Fisher, Jonathan Richardson and Andrew Fischer and in addition, what the Vendor would have been told in relation to the ‘B’ Warranties, in respect of the Company and the Subsidiaries, had it asked the Key Employees.

6.3
The provisions of Schedule 6 which, among other things, negate, limit, regulate or otherwise affect the liability of the Vendor in relation to Claims and Tax Claims, shall remain in full force and be fully applicable in all circumstances and, in particular, notwithstanding any breach of the Warranties or any claim against the Vendor in respect of the Warranties, whatever its nature or consequences, other than in respect of any Claim or Tax Claim which arises out of fraud, fraudulent misrepresentation, wilful misconduct or wilful concealment.

6.4
The sole remedy of the Purchaser for any breach of any of the Warranties by the Vendor shall be an action for damages.  The Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstance whatsoever, other than any such right in respect of fraudulent misrepresentation.

6.5	Each of the Warranties shall be interpreted as a separate and independent Warranty so that the Purchaser shall have a separate claim and right of action in respect of every breach of each Warranty.

6.6
The Vendor waives and may not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company and/or any Subsidiary or its officers or employees, respectively, in enabling the Vendor to give the Warranties or to prepare the Disclosure Letter, unless such right arises as a result of any fraud, wilful non-disclosure, wilful misstatement or dishonesty.

6.7	The provisions of Schedule 9 hereto shall have effect.

6.8
Notwithstanding any other provisions of this Agreement, the Vendor shall indemnify and keep indemnified the Purchaser (for itself and as agent and/or trustee for the Company and each of the Subsidiaries) against all costs, expenses, damages, compensations, fines and other liabilities:

(a)
arising at any time as a result of the Company or any of the UK Subsidiaries participating, ceasing to participate or having ceased to participate in the Vector Pension Scheme (including without limitation any debt arising under Section 75 or 75A of the Pensions Act 1995); or

(b)
arising at any time out of or in connection with any contribution notice or financial support direction that has been in the period prior to the date of this Agreement or may be issued within six years of the date of this Agreement by the Pensions Regulator (established under Section 1 of the Pensions Act 2004) under Section 38 or 43 of the Pensions Act 2004 in respect of any pension arrangement of (i) the Vendor; or (ii) any member of the Retained Group.

6.9	The Vendor hereby warrants to the Purchaser that:

(a)
the Vendor is the sole legal and beneficial owner of the Shares and is able to transfer the legal title and beneficial interest in such shares free and clear from all Encumbrances and with a full title guarantee on the terms of this Agreement without the consent of any third party;

(b)
the Vendor has all requisite power and authority and has taken all necessary action to enter into this Agreement and to consummate the transactions contemplated hereby including, without prejudice to the generality of the foregoing, all documents to be executed and delivered by the Vendor pursuant to clause 4.1(c) which will, when executed, become binding and enforceable obligations on and against the Vendor;

(c)
the execution or the performance of this Agreement or any document to be executed at Completion in accordance with this Agreement will not result in a breach of (i) any agreement or arrangement to which the Vendor is a party or by which the Vendor is bound;

(d)	the Vendor is a company duly incorporated and validly existing under the laws of England and Wales; and

(e)
no person has been granted the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares or other securities of the Company or the Subsidiaries.

6.10
The Vendor hereby covenants that neither the Company, the UK Subsidiary or the Non-UK Subsidiary have agreed to pay any bonus or similar payment to Angela Simkins in connection with the subject matter of this Agreement and do not have any liability or obligation, financial or otherwise, to her in relation to such bonus or similar payment.

7	Purchaser warranties and undertaking

The Purchaser warrants to the Vendor as of the date of this Agreement in the terms of the Purchaser Warranties in Schedule 5 by reference to the facts and circumstances existing at such time.

8	Confidentiality

8.1
Each of the Vendor (for itself and each member of the Retained Group) and the Purchaser (for itself and each member of the Purchaser’s Group) hereby undertakes that it shall during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purpose such Non-Disclosable Information.

8.2	Notwithstanding any other provision in this Agreement, any party may, after consultation with the other party whenever practicable, disclose Non-Disclosable Information if and to the extent:

(a)	required by law; or

(b)	required by any securities exchange on which any party’s securities are listed or traded; or

(c)
required by any regulatory or governmental or other authority (including any Taxing Authority) with relevant powers to which any party is subject or submits (whether or not the authority has the force of law); or

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of the disclosing party in this Agreement; or

(e)
required by any of the disclosing party’s professional advisers, officers, employees, consultants, subcontractors, insurance brokers, or agents to provide its services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of the disclosing party; or

(g)	the other parties have given their prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate Taxing Authority.

8.3
The Purchaser hereby agrees to (and shall procure that each member of the Purchaser’s Group shall) keep secret and confidential and not use, disclose or divulge to any third party or enable or cause any person to become aware of any confidential information relating to any member of the Retained Group including but not limited to intellectual property (whether owned or licensed by any of such companies), inventions, know-how, lists of customers, reports, notes, memoranda and all other documentary records pertaining to such companies or their business affairs, finances, suppliers, customers or contractual or other arrangements provided always that the restrictions contained in this clause 8.3 shall not apply to any confidential information if and to the extent disclosure is required in respect of any matters set out in paragraphs (a) to (h) of clause 8.2.

8.4
The Vendor hereby agrees to (and shall procure that each member of the Vendor’s Group shall) keep secret and confidential and not use, disclose or divulge to any third party or enable or cause any person to become aware of any Confidential Information relating to any member of the Company’s Group including but not limited to Intellectual Property (whether owned or licensed by any of such companies), inventions, know-how, lists of customers, reports, notes, memoranda and all other documentary records pertaining to such companies or their business affairs, finances, suppliers, customers or contractual or other arrangements provided always that the restrictions contained in this clause 8.4 shall not apply to any Confidential Information if and to the extent disclosure is required in respect of any matters set out in paragraphs (a) to (h) of clause 8.2.

8.5	The restrictions in this clause 8 shall continue to apply after Completion without limit in time.

9	Access

The Purchaser shall make available to the Vendor any Books and Records of the Company and/or each Subsidiary as the case may be (and which are in their possession or control), (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Vendor for the purpose of dealing with its Tax affairs and accordingly, the Purchaser shall, upon being given reasonable notice by the Vendor and subject to the Vendor giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Vendor for inspection (during Working Hours) and copying (at the Vendor’s expense) for and only to the extent necessary for such purpose and for a period of six years from Completion (following which the Vendor’s rights under this clause shall cease).

10	Restrictions for Protection of Goodwill

10.1
The Vendor hereby agrees that it will not and will procure that no other member of the Retained Group shall either alone or together with or as agent, officer or employee of any other person, firm or company for a period of three years from Completion will:

(a)
offer employment to or employ or offer to conclude any contract of services with any Key Employee or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any Key Employee to terminate their employment or contract for services with the Subsidiaries;

(b)
in or from any location in which the Business is operated by the Group, in any capacity whatsoever directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in any business which competes with the Business (or with any part of the Business); or

(c)
do any act or thing with the primary intention of causing any Top Supplier or Top Customer of the Group to be unable or unwilling to deal with the Group either at all or in part or on the terms on which it had previously dealt with the Group or with the primary intention of causing any Top Supplier or Top Customer to breach, terminate or modify that contract or arrangement to exercise any right under it.

10.2
Nothing in clause 10.1 shall prevent the Vendor or any other member of the Retained Group from owning five per cent or less of any class of the issued share capital of a company which is traded in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) or employing any person who responds to a public advertisement for the relevant employment vacancy placed by or on behalf of the relevant member of the Retained Group if there has been no previous contact between any member of the Retained Group (or any person acting on its behalf) and that person.

10.3
The Vendor has taken independent legal advice and acknowledges that the restriction in clause 10.1 is reasonable and that the duration, extent and application of the restriction is no greater than is necessary for the protection of the goodwill of the business of the Group.  Each of the undertakings contained in clause 10.1 is separate and severable and shall be construed on that basis.  Should any restriction be found to be invalid or unenforceable, that restriction shall be amended with such modification as may be necessary to make such restriction valid.  The consideration for the undertakings contained in this clause 10 is included in the Initial Consideration.

10.4
After Completion, the Vendor shall not and shall procure that each member of the Retained Group shall not without the Purchaser’s express agreement hold itself out as being interested in or in any way connected (other than as a matter of historic fact) with the Group or permit any person to hold out the Vendor or any other member of the Retained Group as being so interested.

10.5
After Completion, the Purchaser shall not and shall procure that each member of the Purchaser’s Group shall not without the Vendor’s express agreement hold itself out as being interested in or in any way connected (other than as a matter of historic fact) with any member of the Retained Group or permit any person to hold out the Purchaser or any other member of the Purchaser’s Group as being so interested.

11	Post Completion undertakings

11.1
The Purchaser shall procure that the Company and each Subsidiary shall within 20 Business Days after Completion remove any name containing a reference to the name “Rubicon” or the whole or part of the corporate name of any other member of the Retained Group or any confusingly similar word, name or logo of any other member of the Retained Group on any vans or vehicles or work-clothing owned by any Subsidiary and provided by any Subsidiary to its employees.

11.2
The Purchaser shall procure that within 10 Business Days after Completion each Subsidiary and the Company shall have ceased communicating (whether in writing, orally or otherwise), trading with any third party or using any name containing a reference to “Rubicon” or the whole or part of the corporate name of any other member of the Retained Group or any confusingly similar word or name.

12	Announcements

12.1
Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

12.2
Notwithstanding any other provision in this Agreement, any party may, after consultation with the other parties whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which any party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law; or

(d)	where the form of such announcement is first approved in writing by the Vendor and the Purchaser.

13	Entire agreement

13.1
This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

13.2
Each party to this Agreement acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

13.3	Nothing in this Agreement, or in any other document referred to herein, shall be read or construed as excluding any liability or remedy as a result of fraud.

13.4
Without limiting the generality of the foregoing, each party to this Agreement irrevocably and unconditionally waives any right or remedy it may have to claim damages by reason of any misrepresentation (other than as expressly incorporated in this Agreement) and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether a party to this Agreement or not) and upon which it has relied in entering into this Agreement.

13.5
Unless otherwise expressly provided in this Agreement, each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement for breach of Warranty shall be for breach of contract.

14	Completion and rescission

14.1
Any provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters already performed.

14.2
Neither the Purchaser nor the Vendor shall have any right to rescind or terminate this Agreement or treat this Agreement as rescinded or terminated or to delay the performance of its obligations under this Agreement or under the provisions of the Misrepresentation Act 1967, the Unfair Contract Terms Act 1977 or for any other reason, or in any circumstance, whatsoever, and accordingly, each party hereby waives all such other rights of rescission and/or termination that it might otherwise have in respect of this Agreement save to the extent that such right of rescission or termination arises as a result of the fraud of the other party.

15	Cumulative rights

The rights of the parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them whether as a matter of common law, statute, custom or otherwise.

16	Assignment and transfer

This Agreement is personal to the parties and no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.  Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause shall be ineffective.

17	Costs and expenses

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

18	Waiver

18.1
A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor.  For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

18.2
A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

18.3
Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

19	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party to this Agreement.

20	Severance and nature of obligations

20.1
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

20.2
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

21	Notices

21.1
Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax or by email.  Delivery by courier shall be regarded as delivery by hand.

21.2
Such communication shall be sent to the address of the relevant party or his fax number or email address set out in the Communications List or to such other address or fax number or email address as may previously have been communicated by one party to all the others in accordance with this clause 21.2 and clause 21.5.  Each communication shall be marked for the attention of the relevant person.

21.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 21.2, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in clause 21.2, at the expiration of two clear days after the time of posting; or

(c)	if sent by fax to the number referred to in clause 21.2 or sent by email to the email address specified in that clause, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside Working Hours in the time zone of the territory of the recipient under the preceding provisions of this clause 21.3, it shall be deemed to have been delivered at the next opening of Working Hours in the territory of the recipient.

21.4
In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

21.5
A party may notify the other parties to this Agreement of a change to its name, relevant person, address or fax number or email address for the purposes of clause 21.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or if the date specified is less than five Business Days after the date on which notice is deemed to have been served, the date falling five Business Days after notice of any such change is deemed to have been served.

21.6
For the avoidance of doubt, the parties agree that the provisions of clauses 21.1, 21.2, 21.3, 21.4 and 21.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

22	No set-off

22.1
Save as expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

23	Further Assurances

During the period which is two years from and after Completion, the Purchaser and the Vendor shall (at the Purchaser’s reasonable expense) use all reasonable endeavours to promptly execute and deliver all such documents, and do or procure the doing of all such things, as is necessary for the purpose of giving full effect to the provisions of this Agreement.

24	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

25	Governing language

25.1	This Agreement is in English.

25.2	If this Agreement is translated into any language other than English, the English language text shall prevail in any event.

25.3
Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and if such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

26	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.

27	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

28	Interpretation

28.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

28.2
References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

28.3
References to documents “in the agreed form” are to documents in the terms agreed between the parties prior to execution of this Agreement and initialled by or on behalf of the Vendor and Purchaser for the purposes of identification.

28.4
Where any Warranty is qualified by reference to materiality (including by a phrase such as “in all material respects”), such reference shall, unless specified to the contrary, be construed as reference to materiality in the context of the Group as a whole.

28.5	References to “writing” or “written” include any other non-transitory form of a visible reproduction of words.

28.6	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

28.7
References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

28.8	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

28.9
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

28.10
Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

28.11
References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

28.12
A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 Companies Act 2006 or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 Companies Act 2006 (as amended) or the meaning attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of such Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

28.13	Words and phrases defined in the Companies Act 2006 shall, save as expressly provided in this Agreement, have the same meanings in this Agreement.

28.14
Section 839 ICTA (replaced by sections 1122 and 1123 of Corporation Tax Act 2010 from 1 April 2010 for accounting periods ending on or after that date) is to apply to determine whether one person is connected with another for the purposes of this Agreement.

28.15
Any statement which refers to the knowledge or knowledge and belief of the Vendor or is expressed to be "so far as the Vendor is aware" or any similar expression shall have the meaning given to such expression in clause 6.2 of this Agreement.

29	Rights of third parties

Except as otherwise expressly stated, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

30	Execution

This Agreement is entered into by the parties on the date set forth in the beginning of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as a deed on the date stated above.

SCHEDULE 1

Particulars of the Group

Part 1: Particulars of the Company

Name:	Timesquest Limited

Number:	03935681

Registered office:	2B Sidings Court Doncaster South Yorkshire DN4 5NU

Issued share capital:	901 ordinary shares of £1 each

Shareholder:	GOS Investments Limited

Directors:	Andrew Olaf Fischer 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Ian Fisher 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Alan Thomas Fletcher 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Jonathan Charles Richardson 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Secretary:	Jonathan Charles Richardson 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Part 2: Particulars of the Subsidiaries

Name:	Gentech International Limited

Number:	SC050236

Registered office:	Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Issued share capital:	100 ordinary shares of £1 each

Shareholder:	Timesquest Limited

Directors:	Andrew Olaf Fischer Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Ian Fisher Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Alan Thomas Fletcher Rubicon Partners 2B Sidings Court Doncaster DN4 5NU

Jonathan Charles Richardson Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Directors	Innes George Mitchell Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Angela Simkins Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Janice Marriott Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire KA26 9PS

Name:	Gentech Sensors, Inc

File number:	4601461

Registered office:	Corporation Trust Center 1209 Orange Street Wilmington County of New Castle Delaware 19801

Issued share capital:	100 shares

Shareholder:	Gentech International Limited

Directors:	Andrew Olaf Fischer 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Jonathan Charles Richardson 2B Sidings Court South Yorkshire Doncaster DN4 5NU

Angela Simkins Ladywell Avenue Grangestone Industrial Estate Girvan Ayrshire A26 9PS

SCHEDULE 2

Completion Documents

Part 1: Documents which are to be delivered by the Vendor to the Purchaser at Completion

1	Transfers in respect of the Shares duly executed by or on behalf of the registered holders thereof in favour of the Purchaser or as it may direct.

2	Certificates for the Shares (or indemnities in respect thereof in the agreed form).

3
A certified copy of a resolution of the Vendor’s board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement and any documents referred to herein that are to be entered into by the Vendor.

4
Irrevocable powers of attorney in the agreed form executed by the Vendor to enable the Purchaser (during the period prior to the registration of the transfer of the Vendor’s Shares) to exercise all voting and other rights attaching to the Vendor’s Shares.

5
In relation to the Company and/or each Subsidiary (if applicable in the relevant jurisdiction) and then only to the extent not in the possession of the Company and/or each Subsidiary: certificates of incorporation, certificates of incorporation on change of name (if applicable), common seals (if applicable), statutory registers, minute books, share certificate books, books of account and all other books.

6
The resignations in the agreed form of Andrew Fisher, Ian Fisher, Alan Fletcher and Jonathan Richardson as directors from the Company and Subsidiaries (as applicable), Angela Simkins, Innes Mitchell and Janice Marriot as directors from the Subsidiaries (as applicable) and Jonathan Richardson as the secretary of the Company.

7	The Board Minutes duly executed by the Chairman of the Company.

8	The resignation of the UK Subsidiary’s Auditors in the agreed form together with a duplicate thereof.

9
A deed of acknowledgement from the Vendor and Rubicon Partners Industries LLP in a form satisfactory to the Purchaser that all Intra-Group Indebtedness to which the Company or a Subsidiary is a party has been discharged.

10	A letter of amendment to the service agreement of Angela Simkins between Gentech International Limited and Angela Simkins, in the agreed form.

11	A partial release from Royal Bank of Scotland plc in respect of a composite guarantee and debenture dated 13 March 2006 releasing the Shares.

12
Deeds of release executed by Royal Bank of Scotland plc evidencing that the security granted by the composite guarantee and debenture dated 13 March 2006 affecting the assets of the Company and the Subsidiaries has been discharged.

13	A CD containing each document set out in the Data Room Index

Part 2: Documents which are to be delivered by the Purchaser to the Vendor at Completion

1
A certified copy of a board resolution of the Purchaser in the agreed form authorising the execution and performance by the Purchaser of its obligations under this Agreement and each of the documents to be executed by the Purchaser pursuant to this Agreement.

SCHEDULE 3

The Property

Scottish Heritable

Property No.	Property	Title	Registered Proprietor

	Grangestone Industrial Estate Ladywell Avenue Girvan Ayrshire KA26 9P6	Unregistered	Gentech International Limited

SCHEDULE 4

Warranty statements

Part 1: Execution or performance

1
The execution or the performance of this Agreement or any document to be executed at Completion in accordance with this Agreement will not result in a breach of (i) any agreement or arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or (ii) any Licence, statute or regulation by which the Company is bound.

Part 2: The Company and the Subsidiaries

1	The Company is duly incorporated and validly existing under the laws of England and Wales.

2	Each of the Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction in which it was incorporated.

3
The copies of the memorandum and articles of association (or any foreign equivalent as the case may be) of each of the Company and the Subsidiaries contained in the Disclosure Documents are complete and accurate in all material respects and the copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by law, as applicable, are annexed or incorporated.

4
The register of members (or any foreign equivalent as the case may be) of each of the Company and the Subsidiaries contains an accurate record of the current members of that company.  Neither the Company nor any of the Subsidiaries has received any written notice that its respective register (or such foreign equivalent) is incorrect or should be rectified.  All returns, particulars, resolutions and other documents which the Company and the Subsidiaries are required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales and the Secretaries of State of the States of Delaware and Michigan) have been correctly made and filed or, as the case may be, delivered.

5
The Company and the Subsidiaries do not have and never have had any subsidiary (or any subsidiary undertaking) save for the Subsidiaries and have not agreed to acquire any interest in any other body corporate.

6
Save in connection with its establishment or as contemplated by this Agreement, the Company has not traded or undertaken any activity other than in relation to being a shareholder in the UK Subsidiary.

7	Neither the Company nor any of the Subsidiaries has:

(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under section 425 Companies Act 1985 or resolved to make such an application;

(e)
presented a petition for winding up had a petition for winding up been presented against it which has not been withdrawn within 14 days, had a winding up order been made against it or had a provisional liquidator been appointed;

(f)
been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which had the prior written approval of the other party) or

(g)	had a meeting of its shareholders called to consider a resolution for winding up;

(h)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(i)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed.

8	Each of the Company and the Subsidiaries is not:

(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)
the subject of an administration order, nor has a resolution been passed by the Directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or

(c)
subject to a resolution passed by the directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or its directors.

9
The Shares constitute the whole of the Company's allotted and issued share capital and are fully paid or credited as fully paid.  There is no Encumbrance on, over or affecting any of the Shares, nor any debentures or other securities of the Company or any Subsidiary.  All dividends declared or due in respect of the Shares or the securities of the Company or any Subsidiary have been paid in full.

10
Neither the Company nor any Subsidiary has any liability as a former member, officer or shadow director of any person nor, so far as the Vendor is aware, are there any circumstances in which such liability could arise.

11
All mortgages, guarantees, pledges or other security agreements or arrangements which have been given or entered into by the Company and/or the Subsidiaries or any third party in respect of any borrowings or other obligations of the Company and/or the Subsidiaries will be fully discharged on Completion.

12
The Company has not at any time purchased, redeemed or repaid any of its own share capital or given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company.

13	The particulars relating to the Company and the Subsidiaries set out in Schedule 1 are true, accurate and not misleading.

14	The Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each Subsidiary, which are fully paid or credited as fully paid.

15	No shareholder written resolution has been circulated by the Company or a Subsidiary (but not yet passed) for which the period for agreeing the written resolution has not yet expired.

16	No person has, or has claimed, the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares of the Company or the Subsidiaries.

Part 3: General corporate and accounts

1	Accounts and Records

1.1	The UK Subsidiary Accounts:

(a)	have been prepared and audited in accordance with the Company Accounts Standards; and

(b)
give a true, complete and fair view , as of the Company Accounts Date, of (i) the state of affairs of the UK Subsidiary , as applicable, and (ii) of the profits and losses for the period covered by the UK Subsidiary Accounts.

1.2
The UK Subsidiary Accounts have been prepared and audited on a basis consistent with the accounting policies used in the preparation of the audited accounts of the UK Subsidiary for the preceding three financial years.

1.3	The Company Accounts have:

(a)	been prepared on a basis consistent with the accounting policies used in the preparation of the unaudited accounts for the Company for the preceding three financial years; and

(b)	give a true, complete and fair view, as of the Company Accounts Date, of (i) the state of affairs of the Company and (ii) the profits and losses for the period covered by the Company Accounts.

1.4
All records or data relating to the Company and the Subsidiaries are under the ownership and direct control of the Company and the Subsidiaries, respectively, and all title deeds relating to the Company and the Subsidiaries are under the exclusive ownership of the Company and the Subsidiaries.

2	Arrangements with connected parties

There are not currently outstanding any contracts or arrangements (whether legally enforceable or not) to which any of the Company and/or the Subsidiaries are party and in which any Director or shareholder of any of the Company and/or the Subsidiaries or any person connected with any of them is interested.

(a)	otherwise than on arm’s length normal commercial terms or;

(b)	entered into in the ordinary course of business.

2.2
There is not currently any claim or circumstance which may give rise to a claim against the Company and/or the Subsidiaries by any member of the Retained Group or any Director or, so far as the Vendor is aware, former director of the Company and/or the Subsidiaries or any person connected with any of them on any account whatsoever.

2.3
For the purposes of this warranty, a person shall be deemed to be interested in a contract if, he were a director of the Company and/or the Subsidiaries (as the case may be), he would be interested in that contract for the purposes of sections 182 to 187 of the Companies Act 2006 in respect of contracts entered into on or after 1 October 2008 and section 317 Companies Act 1985 in respect of contracts entered into before 1 October 2008.

3	Events since the Company Accounts Date

Since the Company Accounts Date:

(a)	neither the Company nor any Subsidiary has allotted or issued or agreed to allot or issue any share capital;

(b)	neither the Company nor any Subsidiary has redeemed or purchased or agreed to redeem or purchase any of its share capital;

(c)	no resolution of any of the Company or the Subsidiaries in general meeting has been passed other than resolutions relating to ordinary business at annual general meetings;

(d)	neither the Company nor any Subsidiary has declared or paid a dividend or other distribution;

(e)	no change in the accounting reference period of any of the Company or the Subsidiaries has been made;

(f)	neither the Company nor any Subsidiary has acquired or disposed of or agreed to acquire or dispose of any material business or asset (other than in the ordinary course of business);

(g)	neither the Company nor any Subsidiary has assumed or incurred, or agreed to assume, any material capital expenditure involving an amount in excess of £50,000.

(h)	the business of the Company and each Subsidiary has been carried on in the ordinary and usual course of its business and so as to maintain the same as a going concern;

(i)	nothing has happened which has materially prejudiced the goodwill of the Company and/or each Subsidiary or, so far as the Vendor is aware, is likely to do so;

(j)	there has been no material deterioration in the turnover or profitability (compared with the same periods during each of the last two financial years by reference to the Group as a whole); and

(k)
there has been no material reduction in the value of the net assets of the Group treated as a whole determined in accordance with the same accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Company Accounts and UK Subsidiary Accounts and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the relevant accounts or, in the case of any asset acquired by any of the Company or a Subsidiary after the Accounts Date, at a figure no greater than cost.

4	Intra-Group Indebtedness

The intra-group payments shown on the loan account schedule, in the agreed form, accurately represent payments made immediately prior to Completion in respect of the intra-group loans among the Company, the Subsidiaries and the Retained Group that form the subject matter of such schedule.

5	Finance and Guarantees

5.1
No guarantee, mortgage, floating charge, standard security, debenture, charge, pledge, lien, assignment, assignation or other security agreement or arrangement has been given by or entered into by the Company and/or the Subsidiaries or any third party in respect of borrowings or other obligations of the Company and/or the Subsidiaries.

5.2
The total amount borrowed by the Company and/or the Subsidiaries does not exceed any limitations on the borrowing powers contained in the memorandum and articles of association of the Company and/or the Subsidiaries or in any debenture or other deed or document binding on the Company and/or the Subsidiaries.

5.3
The Company and/or the Subsidiaries have no outstanding loan capital, or have not lent any money that has not been repaid, and there are no debts owing to the Company and/or the Subsidiaries other than debts that have arisen in the normal course of business.

5.4
The Company and/or the Subsidiaries have not factored any of their debts or discounted any of their debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third party.

5.5
All debts (less any provision for bad and doubtful debts) owing to the Company and/or the Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and/or the Subsidiaries have arisen out of bona fide transactions in the ordinary course of business and reflect actual transactions and/ or the granting of credit to customers in a manner consistent with past practices of the Company and/or the Subsidiaries.

5.6
No indebtedness of the Company and/or the Subsidiaries in the nature of borrowing is due and payable and no security over any of the assets of the Company and/or the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any Subsidiary has received any written notice in relation to any such indebtedness whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or stating that it intends to enforce any security which it may hold over the assets of the Company and/or the Subsidiaries.

5.7
The Company and/or the Subsidiaries have not given or entered into any guarantee, mortgage, floating charge, standard security, debenture, charge, pledge, lien, assignment, assignation or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

5.8	The Company and/or the Subsidiaries are not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other similar body.

Part 4: Commercial

1	The Management Accounts

1.1
The Company Management Accounts and the Subsidiaries’ Management Accounts have been prepared on a basis and in accordance with accounting practice consistent with the Management Accounts in the financial year ending on the Company Accounts Date.

1.2	The Management Accounts fairly reflect, in all material respects, the matters for which such accounts were prepared and are not affected by any material unusual or non recurring items.

2	Operation of the Business

Since the Company Accounts Date, the Business has been conducted in the ordinary course and in the same manner as immediately prior to such date.

3	Trading Arrangements

3.1
In the last financial year and during the current financial year (on an annualised basis) of the Group no more than 10 per cent of the aggregate amount of purchases of any of the Subsidiaries have been or will be obtained from the same supplier other than supplies obtained from other members of the Group.

3.2
Save as disclosed in the Disclosure Documents, in the last financial year and during the current financial year (on an annualised basis) of the Group no more than 15 per cent of the aggregate amount of the sales of any of the Subsidiaries have been or will be made to the same customer other than sales made to other members of the Group.

3.3
Copies of the standard terms and conditions of business of each of the Subsidiaries (where relevant and/or available), in respect of goods and services supplied by the Subsidiaries, are included in the Disclosure Documents.

4	Licences to Operate and Compliance

4.1
The Company and/or the Subsidiaries have not received any written notice in the 12 months prior to the date of this Agreement alleging that any material statutory, municipal, governmental, court and other requirements applicable to the formation, continuance in existence, creation and issue of securities, management, property or operations of any of the Company and/or the Subsidiaries have not been obtained and/or complied with. The Company and the Subsidiaries have complied with all such requirements.

4.2
The Company and/or the Subsidiaries have not received any written notice in the 12 months prior to the date of this Agreement alleging that any Licenses required for or in connection with the carrying on of the Business have not been obtained or complied with.  All such Licenses have been obtained and complied with.

4.3
Each Group Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable laws (whether civil, criminal or administrative), common laws or civil codes, statutes, subordinate legislation, treaties, regulations, directives and bye laws in any jurisdiction to the extent that such are legally binding on such Group Company (together "Laws").

4.4	Neither the Company nor a Subsidiary has done anything which is in material contravention of any Law.

5	Health and Safety

5.1
The Company and/or the Subsidiaries have not received written notice of any actual, pending or threatened action, claim, complaint, investigation, litigation or formal proceeding against any Company and/or the Subsidiaries with respect to any alleged non-compliance by such company with or liability under Health and Safety Law including but not limited to the receipt of any notice or order from any Health and Safety Regulator claiming any breach of, and the Company and the Subsidiaries are and have at all times been in material compliance with, Health and Safety Law.

6	Litigation

6.1
None of the Company and/or the Subsidiaries are at present, nor have been during the three (3) year period prior to Completion, engaged in any legal proceedings (whether civil or criminal), arbitration or formal mediation in relation to any claim over £20,000, other than any matter in which any of the Company and/or the Subsidiaries are a claimant in the collection of debts arising in the ordinary course of business none of which exceeds £10,000 and which do not exceed £20,000 in aggregate, and the Vendor has no knowledge of the any of the foregoing

6.2	None of the Company and/or the Subsidiaries have received notice in writing of, and the Vendor has no knowledge of any basis for:

(a)	any governmental or regulatory investigation or inquiry which is connected with the Company and/or the Subsidiaries (as the case may be); or

(b)
any claim in damages connected with the Company and/or the Subsidiaries, or of an injunction or an application for such an injunction as a party to proceedings, arbitration, or other formal action which is connected with the Company and/or the Subsidiaries (as the case may be).

6.3
There is no judgment, award or order outstanding against any of the Company and/or the Subsidiaries or their assets, and there is no basis for any of the foregoing, the determination of which would either have a material and adverse effect on the Group or not be covered by insurance.

7	Assets

7.1	No material tangible asset or property included in the Accounts or acquired by the Company and/or the Subsidiaries since the Accounts Date is the subject of any Encumbrance save for:

(a)	any liens arising by operation of law in the ordinary course of trading; or

(b)	any hire or lease agreement in the ordinary course of operation or trading; or

(c)	title retention provisions in respect of goods and materials acquired by the Company and/or the Subsidiaries in the ordinary course of trading.

7.2
All plants, machinery, vehicles and equipment owned or used by any of the Subsidiaries is in reasonable condition, normal wear and tear excepted, and in reasonable working order for the purpose for which they are required.

8	Insurance

8.1
The Company and the Subsidiaries have at all material times since 21 April 2000 been and are now adequately covered against accident, damage, injury, third party loss and other risks normally insured against by persons operating the type of business operated by the Company and/or the Subsidiaries..

8.2	The Disclosure Documents includes a list of all material insurance policies maintained by or on behalf of the Company and/or the Subsidiaries.

8.3
All premiums due and payable on such insurance polices have been paid and neither the Company nor the Subsidiaries have received any written notice that, and the polices relating to them are not in full force and effect or void or voidable.

8.4
There are no outstanding claims under, or in respect of the validity of, any of the insurance policies maintained by or on behalf of the Company and/or the Subsidiaries and there are no circumstances likely to give rise to any claim under any of those policies.

9	Competition

Each of the Company and the Subsidiaries has not done anything and is not a party to any agreement or course of conduct which contravenes, requires notification or is the subject of any investigation under the Enterprise Act 2002, Fair Trading Act 1973, the EC Treaty, the Competition Act 1980 or the Competition Act 1998.

10	Customers and Suppliers

10.1
In the 12 months preceding the date of this Agreement, the Business has not been materially affected in a material adverse manner as a result of any one or more of the following things happening to the Company or the Subsidiaries:

(a)
the loss of any of its top ten customers, such customers being ranked by reference to the value of sales in the financial year ended 31 December 2010 (“Top Customers”) or top ten suppliers, such suppliers being ranked by reference to the value of purchases in the financial year ended 31 December 2010 (“Top Suppliers”);

(b)	a material reduction in trade with its Top Customers or the extent to which it is supplied by any of its Top Suppliers; or

(c)	a change in the material terms on which it trades with or is supplied by any of the Top Customers or Top Suppliers.

10.2	The Disclosure Documents contain the names of and details of the relevant agreements for the Top Customers and Top Suppliers.

11	Contracts

11.1	Except for the Material Contracts listed in the Disclosure Documents, the Company is not a party to or subject to any other agreement which:

(a)	is a Material Contract; or

(b)	contains a contractual right for the other party to terminate such agreement as a result of any change of control of the Company or a Subsidiary; or

(c)	restricts the freedom of the Company or a Subsidiary to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(d)	is not on arm’s length terms; or

(e)	involves joint venture or consortium arrangements.

11.2	The Subsidiaries have not defaulted under or breached a Material Contract in any material respect and:

(a)	each Material Contract is in full force and effect and binding on the parties thereof;

(b)	no other party to a Material Contract has defaulted under or breached such a contract; and

(c)	no default or breach by the Company and/or the Subsidiaries or any other party is reasonably likely or has been threatened.

11.3
No notice of termination of a Material Contract has been received or served by the Company or a Subsidiary in the 12 months preceding the date of this Agreement and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of such contract.

11.4	All Material Contracts have been performed by the Company and/or the Subsidiaries in all material aspects.

Part 5: Employees

1	The Disclosure Documents contain the following in relation to each Subsidiary:

(a)	a list of all Employees, as of the date no later than one week prior to Completion, together with such Employees’ job title and basic salary;

(b)	copies of the directors’ service agreements and service agreements (if any) for Employees earning in excess of £50,000 in basic salary per annum; and

(c)	an example of the standard terms and conditions of employment in relation to Employees.

2
Other than increases in the normal course of business at the annual salary review, no remuneration reviews or negotiations for an increase in the remuneration or key benefits of an Employee of any of the Subsidiaries are pending.

3
No legally binding commitments have been given to any of the Employees of any of the Subsidiaries as to the improvement of any terms and conditions of the Employees other than salary or wage increases in the ordinary course of business or as set out under the Employee’s existing terms and conditions of employment.

4	There are no material outstanding loans between a Subsidiary and an Employee of it.

5
Except as disclosed in the Disclosure Documents, no Subsidiary has any contractual obligation to make any payment, on the redundancy of its Employees, in excess of the statutory redundancy payment or in excess of any entitlements set out in the relevant employment contract.  The Disclosure Documents accurately list all payments (including ex gratia payments) made since the Company Accounts Date to Employees or former employees (or their dependents) in connection with redundancy or loss of office or employment.

6	Neither the Company nor any Subsidiary recognises a trade union.

7	There are no outstanding bonuses or other benefits owed to any employee of the Subsidiaries by the Vendor or any member of the Vendor’s Group.

8	No Employee has given or received notice terminating his employment or will be entitled to give notice as a result of the provisions of this Agreement and no such notice is pending or threatened.

9
Material particulars of the terms and conditions of employment of all the Employees of the Company (including, without limitation, all remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes, long service awards and other benefits whatsoever payable including health and medical insurances) and, where an Employee has been continuously absent from work for more than one month, the reason for the absence are disclosed in the Disclosure Documents, including for maternity or paternity leave.

10
No Employee is entitled to carry over from one calendar year to the next any more than five days of paid leave and the schedule setting out such leave entitlements and accruals contained in the Data Room is true, complete and accurate as at the date such schedule was compiled.

11
The Company has no Employees other than the specific individuals identified as Employees in the Disclosure Documents.  There are no other persons who carry out work for and/or in the Company other than those persons disclosed in the Disclosure Documents or persons who are employed or engaged by third parties which supply services other than consultancy services to the Company from time to time.

12
Except as disclosed in the Disclosure Documents, there is not in existence any contract of employment with any director or Employee (or any contract for services with any individual or entity) that cannot be terminated by the Company by giving three months' notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

13
Except as disclosed in the Disclosure Documents, no Subsidiary is involved in any disputes, disciplinary investigations or proceedings, or external enquiries, nor are there any circumstances which will result in any such dispute, disciplinary investigations or proceedings, or external enquiries, involving any of the officers or Employees, consultants or former officers, Employees or consultants of a Subsidiary or any trade unions.

14
There is not outstanding any agreement or arrangement to which a Subsidiary is party for profit sharing or for payment to any of its officers, Employees or consultants or former officers, Employees or consultants of bonuses or for incentive payments or other similar matters that have accrued but are not yet due for payment.

15
There is no agreement or arrangement between a Subsidiary and any of its officers or Employees or former officers or Employees with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

16
Within the three years preceding the Completion Date, no Subsidiary has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment ) Regulations 2006) and within this period none of the Employees or former Employees have transferred to a Subsidiary under any of such regulations.

17
No monies or benefits other than in respect of contractual emoluments (which are not in arrears) are payable to any of the Employees by the Group and there is not at present a claim or circumstances which will result in such a claim against a Subsidiary arising out of the office holding status, employment or termination of office holding status employment of any Employee or former Employee for compensation or damages for loss of office or employment or otherwise.

18
Except as disclosed in the Disclosure Documents, no offer of a contract of employment or engagement has been made by the Company or a Subsidiary which has not yet been accepted, or which has been accepted but the individual's employment or engagement has not yet commenced.

19
Except as provided for in the UK Subsidiary Accounts, no amounts due to or in relation to any of the employees or former employees (including PAYE, national insurance and pension contributions and payments for redundancy, loss of office or employment) are in arrears or unpaid (other than salary and expenses for the current payroll period) and no amounts in respect of bonus, commission or profit share have accrued (in whole or in part) but are not yet due for payment to any Employee other than in accordance with terms and conditions of service or supply applicable to Employees, which have been disclosed in the Disclosure Documents.

Part 6: Pension arrangements relating to the UK Subsidiary

1
Save for (i) the GSHP and (ii) the GLAS, there is not in operation as of the date of this Agreement, nor (other than in relation to the Vector Pension Scheme) has there been in operation in the period since 21 April 2000, nor has any proposal been announced by the Company and/or the UK Subsidiary to enter into or establish, any agreement or arrangement for the payment by the Company and/or the UK Subsidiary of, or payment by the Company and/or the UK Subsidiary of, a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death or ill-health for the benefit of, or in respect of, any Employee or former employee of the Company and/or the UK Subsidiary.

2
The UK Subsidiary ceased to be a participating employer of the Vector Pension Scheme on 31 March 2005; no debt owing to the Vector Pension Scheme by such company arose as a result of such cessation under section 75 Pensions Act 1995 and the UK Subsidiary has no liability to the Vector Pension Scheme in respect of its participation in the Vector Pension Scheme.

3	All amounts due in respect of the GSHP and the GLAS from the Company and/or the UK Subsidiary have been paid in accordance with applicable statutory and legal requirements.

4
The Disclosure Documents contain true, complete and up to date material details of the basis on which the Company and/or the UK Subsidiary has undertaken to contribute to (i) the GSHP and (ii) the GLAS.

5
The GSHP and the GLAS were approved under chapter 1 or IV of Part XIV of the Income and Corporation Taxes Act 1988 and are now Registered. No assurance, promise or guarantee (oral or written) has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him under the GSHP on retirement, death or leaving employment.

6	No Employee is in contracted-out employment as defined in section 7 of the Pension Schemes Act 1993 by reference to the GSHP or GLAS.

7
Each of the Company and the UK Subsidiary have duly complied with all applicable legal and administrative requirements relating to stakeholder pension schemes (as defined in section 1(1) of the Welfare Reform and Pensions Act 1999) and otherwise in relation to the GSHP and the GLAS.

8
There is no civil, criminal, arbitration, administrative or other proceeding or dispute (whether before the Pensions Ombudsman or otherwise) concerning the GSHP or the GLAS by or against the trustees or administrator of the GSHP or the GLAS, the Vendor, the Company and/or the UK Subsidiary, and so far as the Vendor is aware none is pending or threatened.  The Vendor is not aware of any matter that might give rise to any proceeding or dispute concerning any of (i) the GSHP or (ii) the GLAS.

9	Each benefit payable under the GLAS is as of the date of this Agreement fully insured under a policy effected with an insurance company.

10
No employee or former employee of the Company and/or the UK Subsidiary has ever had his contract of employment transferred to the Company and/or the UK Subsidiary from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or The Transfer of Undertakings (Protection of Employment) Regulations 2006 applied .

11	Warranties in respect of the Non-UK Subsidiary

11.1
Neither the Non-UK Subsidiary nor any ERISA Affiliate of the Non-UK Subsidiary has or has ever been a party to or had any obligation or liability to contribute under, or otherwise maintained or sponsored for the benefit of any current or former officer, director or employee, any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual.

11.2
No employee or former employee of the Non-UK Subsidiary or any ERISA Affiliate of the Non-UK Subsidiary, is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  No payment, deemed payment, or any other benefit under any Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

11.3
Save as set out in the Disclosure Documents, the Non-UK Subsidiary is not party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan, if any, is in compliance with Section 409A of the Code, and the United States Treasury Regulations and IRS guidance thereunder.

Part 7: Intellectual Property and Information Technology

1	Intellectual Property

Registered IP

1.1	Complete and accurate particulars of all registered Intellectual Property owned by the Subsidiaries are included in the Disclosure Documents.

Unregistered IP

1.2
Details of all Intellectual Property owned by the Subsidiaries which is of material importance to the Business other than registered Intellectual Property owned by the Subsidiaries are included in the Disclosure Documents.

Licensed IP

1.3	Details of all written licences of Intellectual Property to which any of the Subsidiaries is a party to and that is material to the Business is included in the Disclosure Documents.

Infringement by the Company

1.4
The Subsidiaries have not received any written notice in the 18 months prior to the date of this Agreement alleging that the principal services dealt in and/or the goods supplied by the Subsidiaries infringe the Intellectual Property of any third party.

Infringement by third parties

1.5
The Subsidiaries have not received any written notice in the 12 months prior to the date of this Agreement nor does it have actual knowledge that a third party is infringing, in any material respect, any Intellectual Property owned by the Subsidiaries which are material to the business of the Subsidiaries.

Ownership of Intellectual Property

1.6
The Subsidiaries are the sole legal and beneficial owner of (or applicant for) or have a relevant licence or permission to use all material Intellectual Property used in or necessary for the material operations of the Subsidiaries' Business as currently conducted ("Group IP").  The Subsidiaries have the right to bring actions for infringement of any Intellectual Property solely owned by a relevant Subsidiary. The Subsidiaries have not transferred, assigned or licensed out any of its rights in any Group IP.  Except as set forth in the Disclosure Documents, there are no outstanding options, licenses, or agreements of any kind relating to the Group IP.

2	Information technology

IT Disruption

2.1
There has been no failure or breakdown in the six months prior to the date of this Agreement of any information technology infrastructure used in the Business by the Subsidiaries that has caused any material disruption to the business of the Subsidiaries.

Material agreements

2.2
The Disclosure Documents set forth details of all material agreements relating to information technology which any of the Subsidiaries is a party to (and which, for these purposes, shall not include standard software packages).

Part 8: Property and Environmental

1	Property

General

1.1	The particulars of the Property specified in Schedule 3 are complete and accurate.

1.2
The Subsidiaries do not own or have any interest in any land or building other than in relation to the Property, and the Subsidiaries have not entered into any legally binding agreement for the purchase of any such interest in any land or building.

Liabilities

1.3
There is no actual liability on the part of the Subsidiaries in respect of any other property other than the Property arising out of any lease, agreement for lease or licence including any actual liability out of:

(a)	any estate or interest previously held by any of the Subsidiaries as original lessees or underlessee; or

(b)	any covenant made by the Subsidiaries in favour of any lessor or any guarantee given by any of the Subsidiaries in relation to a lease or underlease.

Disputes

1.4	No notice, action or proceeding affecting the Property has been served or commenced and there are no material disputes concerning the Property with any person.

Title

1.5
The UK Subsidiary  has a good, valid and marketable title in its own name to the Property and the Property is free from any standard security, floating charge or other encumbrance, option, right or pre-emption, right of redemption, or other agreement or arrangement.

1.6
The UK Subsidiary is in actual occupation of the Property on an exclusive basis and there is no lease, agreement for lease, tenancy, franchise agreement, license or any other right of occupation or possession whether formal or informal to any third party in respect of the Property.

1.7
The UK Subsidiary has not received notice of any breach of any burdens, servitudes, conditions, restrictions, limitations and other obligations affecting the Property, none of which are of an unusual or onerous nature.

1.8
All fixtures and fittings (other than meters and other equipment belonging to suppliers of telephone, electricity, gas and water services) are the UK Subsidiary's own absolute property free from encumbrances.

Statute

1.9
The UK Subsidiary has not received any notice of any breach of any statutes, regulations and orders regulating the same and there is no notice or requisition by any local or other authority outstanding in respect of the Property.

Outgoings

1.10	The only outgoings in respect of the Property are usual business and water rates and utilities.

1.11	There are no major repairs contracted for in respect of the Property.

Insurance

1.12
The Property is and will until Completion be insured against loss or damage by fire and other normal commercial risks for full reinstatement value with a sum sufficient to cover professional fees in connection with rebuilding and reinstatement.

2	Environment

2.1
The Subsidiaries have not received any written notice of any actual, pending or threatened actions by regulatory authorities or by third parties in respect of any alleged non-compliance with Environmental Law and the Vendor has no knowledge of any basis for any of the foregoing.

2.2
None of the activities of the Subsidiaries at any time have, nor has any use of any asset or property owned, occupied or used by a Subsidiary at any time, contained or, involved the use of, or the release or discharge into the Environment of, any Hazardous Substance prescribed or specified under any Environmental Law as being prohibited or restricted.

2.3	No land or other asset now or previously owned, occupied or used by a Subsidiary contains or has contained any storage tanks or any Hazardous Substance whether above or below ground.

2.4
Full particulars of all grants, allowances, subsidies, loans or financial assistance paid or pledged to the Company and/or the Subsidiaries during the last six years by any supranational, national or local authority or government agency are set out in the Disclosure Documents and no member of the Company’s Group has done or failed to do any act or thing (including the entering into of this Agreement) which could result in such grant or allowance becoming repayable or forfeited in whole or in part or in a claim for such grant not being granted.

Part 9: Taxation

1	Taxation provisions

Proper provision or reserve has been made in the Company Accounts and the UK Subsidiary Accounts for all Taxation liable to be assessed on the Company and/or the UK Subsidiary (as the case may be) for the period in respect of which such accounts relate (in accordance with relevant Company Accounts Standards in the case of the Company Accounts and UK Subsidiary Accounts and in accordance with US GAAP in the case of the Non-UK Subsidiary).

2	Disputes and Tax Returns

2.1	Within the last three years, each of the Company and the Subsidiaries has punctually paid all Taxation which it ought to have paid to the appropriate Taxing Authority.

2.2
Within the last three years, each of the Company and the Subsidiaries have (within any time limits) made, given and delivered all information, returns, notices, accounts and computations which were required by law to have been made for the purposes of Taxation and all such information, returns, notices, accounts and computations supplied to any Taxing Authority for any purpose were complete and accurate in all material respects.  So far as the Vendor is aware, no such information, return, notice, accounts and computations are likely to be the subject of any dispute with a Taxing Authority.

2.3
The Company and the Subsidiaries are not and have not been in the last three years liable to pay any penalty, interest, supplement, fine, default surcharge or other similar payment in connection with any Taxation.

2.4
There has not in the last three years been any (and is no outstanding dispute with any Taxing Authority and none of the Company and the Subsidiaries has been notified in writing that it is (nor has in the last three years been) the subject of any non-routine review, audit or investigation by any Taxing Authority.

2.5
Each of the Company and the Subsidiaries have maintained and preserved all records required for Tax purposes or which may be needed to enable them to deliver complete and accurate returns, and have sufficient records to calculate the Tax Liability or Relief which would arise on a disposal or on the realisation of each asset owned by any of them at the Company Accounts Date or acquired since the Company Accounts Date.

2.6	All claims, disclaimers, elections, notices and consents relating to Tax assumed to have been made, submitted or given for the purposes of the Accounts have been duly made, submitted or given.

2.7
The Company and the Subsidiaries are and have always been resident for Tax purposes only in the country in which they were incorporated and do not have permanent establishments in (and are not liable to pay or register for Tax in) any other country.

3	Payments under deduction of taxation

In the last three years the Company and the Subsidiaries have deducted or withheld all Taxation (or amounts in respect of Tax) required to be deducted or withheld from any payments made by the Company and/or the Subsidiaries (as the case may be) and the Company and the Subsidiaries have duly and punctually complied with any obligation to account for any such Taxation (or amounts) deducted or withheld to the appropriate Taxing Authority in so far as the time for so accounting has fallen due.

4	VAT

4.1
The Company and the UK Subsidiary are registered for the purposes of VAT.  The Company is registered as a member of the VAT Group.  The UK Subsidiary is not, nor has it even been, registered as a member of any group for VAT purposes.

4.2
Within the last three years, the Company and the UK Subsidiary and the representative member(s) of the VAT Group have complied in all material respects with all statutory provisions, regulations and notices relating to VAT and have duly and punctually accounted for and/or paid to the relevant Taxing Authorities all amounts of VAT which they ought to have so accounted for and/or paid.

4.3
Neither the Company nor the UK Subsidiary nor the representative member(s) of the VAT Group have within the last three years been required by any Taxing Authority to give security or been in default in respect of any period for the purposes of section 59 or 59A Value Added Tax Act 1994.

4.4	Neither the Company nor the UK Subsidiary holds any asset in respect of which Part XV of the Value Added Tax Regulations 1995 applies or may apply.

5	Miscellaneous

5.1	Neither the Company nor any Subsidiary has been a party to any transaction in the last three years other than on arms' length terms.

5.2
If each of the capital assets of the Company and the Subsidiaries were disposed of for a consideration equal to the value attributed to such asset in the Accounts or, in the case of an asset acquired since the Company Accounts Date, for a consideration equal to the consideration actually given upon its acquisition, no liability to corporation tax (or its foreign equivalent) would arise (disregarding any statutory right to claim any Relief).

5.3
The value used for each asset or class of assets of the Company and the Subsidiaries in respect of which a separate computation for capital allowances is required is such that, on a disposal of that asset or all of the assets in that class for a consideration equal to the value attributed to that asset or class of assets in the Accounts, no balancing charge would arise (disregarding any statutory right to claim any Relief).

5.4
Neither the Company nor any Subsidiary will incur any Tax Liability as a result of the entry into of this Agreement, Completion or the satisfaction of any condition to which this Agreement or Completion is subject (and no asset of the Company or any Subsidiary will be deemed to have been disposed of and reacquired as a consequence of any of the same).

5.5
Since the Company Accounts Date, no Event (as defined in Schedule 9 of this Agreement) has occurred which has given or may give rise to a Tax Liability other than corporation tax on trading profits of the Company or Subsidiaries (and not chargeable gains, balancing charges or deemed income or profits) or any other Tax arising from transactions entered into in the ordinary course of business of the Company or relevant Subsidiary carried on at the Company Accounts Date.

5.6
The Company and the Subsidiaries have not incurred any financing expense amounts within the meaning of section 313 TIOPA in respect of which an amount may fail to be disallowed pursuant to Chapter 3 Part 7 TIOPA.

5.7	No credit would need to be brought into account pursuant to Part 5 or 6 Corporation Tax Act 2009 as a result of any debt being settled in full at Completion.

5.8
The Company and the Subsidiaries have not, in the last five years, made or received, nor have they agreed to make or receive, any surrender of (or payment in respect of) Group Tax Relief. Save in relation to the VAT Group, neither the Company nor any of the Subsidiaries have, in the last five years, been party to any arrangements for the group payment of Tax.

5.9
Neither the Company nor any of the Subsidiaries has in the last three years acquired any asset from any other company which at any relevant time was a member of the same group as it or was an associated company of it (for any Tax purpose).

5.10	Neither the Company nor any Subsidiary is (nor has ever been) a close investment-holding company as defined by section 34 CTA 2010.

5.11	The Company and the Subsidiaries have not in the last 3 years incurred any expense which is or was required to be treated as a distribution by virtue of section 1064 CTA 2010.

5.12
The material details of all outstanding loans or advances made or agreed to be made by the Company or a Subsidiary and to which section 455 CTA 2010 applies are set out in the Disclosure Documents. Neither the Company nor any Subsidiary has released or written off (or agreed to release or write off) the whole or any part of the debt in respect of any such loan or advance.

5.13	All documents by virtue of which the Company or any Subsidiary has any right or in the enforcement of which the Company or any Subsidiary is interested have been duly stamped.

5.14	Neither the Company nor any Subsidiary has claimed relief from stamp duty or stamp duty land tax in the last three years.

5.15	Neither the Company nor any Subsidiary has:

(a)	made any transfers of value within section 94 or 202 Inheritance Tax Act 1984 ("IHTA");

(b)	received a transfer of value in circumstances such that a liability to inheritance tax might arise under section 199 IHTA; or

(c)	been party to any associated operation (as defined by section 268 IHTA) in relation to any transfer of value.

5.16	There is no unsatisfied liability to inheritance tax attached to or attributable to the shares in or any asset of the Company or any Subsidiary.

5.17	Neither the shares in nor any asset owned by the Company or any Subsidiary are subject to or liable to become subject to any sale, mortgage or charge by virtue of section 212, 237 or 238 IHTA.

5.18
No person has held any security (as defined in section 420 Income Tax (Earnings and Pensions) Act 2003 ("ITEPA")), any interest in such security or any securities option (as defined in that section), where the right or opportunity to acquire the security, interest in a security or securities option was made available by reason of the employment of that person or any other person with the Company or a Subsidiary.

5.19
There are no arrangements in place, and no arrangements were in place before Completion pursuant to which a Relevant Third Person has before Completion taken, or may after Completion take, a Relevant Step which has resulted or may result in an amount counting as employment income of one or more employees, or former employees, of the Company or a Subsidiary pursuant to Part 7A ITEPA, or pursuant to paragraphs 53, 54 or 58 of schedule 2 to the Finance Act 2011.  For these purposes, "Relevant Step" and "Relevant Third Person" have the meanings given in section 554A ITEPA.

5.20
So far as the Vendor is aware, no Event (as defined in Schedule 9) has been carried out in consequence of which the Company or any Subsidiary is or may be held liable for any Tax primarily chargeable against or attributable to any other person.

5.21	The Company and the Subsidiaries have not entered into or been party to any scheme or arrangement of which the main purpose (or one of the main purposes) was the avoidance of a liability to Tax.

6	Warranties in respect of the Non- UK Subsidiary

6.1
There are no Tax claims, audits or proceedings pending or, to the knowledge of the Vendor, threatened in writing against the Non-UK Subsidiary.  To the knowledge of the Non-UK Subsidiary, there are no other circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Non-UK Subsidiary by any Taxing Authority with respect to any period ending before the Completion Date for which Tax returns are required (after taking into account extensions) to be filed or Tax is required to have been paid. There are no rulings, subpoenas or requests for information pending with respect to the Non-UK Subsidiary with any Taxing Authority.  There are not currently in force any waivers or agreements binding upon the Non-UK Subsidiary for the extension of time for the assessment or payment of any Tax other than pursuant to extensions of the time to file Tax returns obtained in the ordinary course of business.  There is not currently in effect any power of attorney authorizing any person to act on behalf of the Non-UK Subsidiary, or receive information relating to the Non-UK Subsidiary, with respect to any Tax matters.

6.2
The Non-UK Subsidiary properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  Each person providing services to the Non-UK Subsidiary has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

6.3
True, correct and complete copies of all federal, state and material local income Tax returns filed by the Non-UK Subsidiary for all periods ending after December 31, 2005, have been heretofore provided to the Purchaser.  All material elections with respect to Taxes affecting the Non-UK Subsidiary have been disclosed or attached to the Tax returns of the Non-UK Subsidiary to the extent required under the applicable Tax law, regulations or instructions.

6.4
The Non-UK Subsidiary is not, and never has been, a party to or bound by any Tax allocation or Tax sharing agreement with any other person and has no contractual obligation to indemnify any other person with respect to Taxes other than customary Tax indemnifications contained in credit or other commercial agreements, the primary purposes of which do not relate to Taxes.  The Non-UK Subsidiary has not incurred any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

6.5
The Non-UK Subsidiary is not currently, and has not been for at least the last seven (7) years, a member of an affiliated group of corporations, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

6.6
The Non-UK Subsidiary is not currently, and has not been for at least the last seven (7) years, a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

6.7
There are no liens for Taxes upon any of the assets of the Non-UK Subsidiary other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate administrative or legal proceedings.

6.8
The Non-UK Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after Completion as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the  Non-UK Subsidiary prior to Completion; (ii) change in method of accounting by the Non-UK Subsidiary for a taxable period ending on or prior to Completion; (iii) inter-company transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), in each case, relating to transactions or events occurring on or before Completion; (iv) instalment sale or open transaction disposition made on or prior to Completion; or (v) prepaid amount received on or prior to Completion.

6.9	The Non-UK Subsidiary neither has made any payments nor is obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code.

6.10
The Non-UK Subsidiary is not, and has not been, a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.11
The Non-UK Subsidiary has not entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

6.12
The Non-UK Subsidiary has not distributed stock of any person, nor has had its stock distributed by any person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, at any time within the past five (5) years.

6.13
The Non-UK Subsidiary has disclosed on its federal income Tax returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

Part 10 : General

Intra-Group Services

1
The details of the intra-Group services provided to the Company or the Subsidiaries by any member of the Retained Group set out in the Disclosure Documents are true, complete and accurate and there are no other intra-Group services provided to the Company or the Subsidiaries.

Export Compliance

2
Save as disclosed in the Disclosure Documents, neither the Company and/or the Subsidiaries nor any of their current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with their affiliation with, or the performance of their duties to, the Company and/or the Subsidiaries within the past five years: (A) have engaged in any activity or transaction prohibited by or in violation of any applicable domestic or foreign export control or import law ; (B) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any applicable domestic or foreign export control or import law; (C) have been (x) the subject of an indictment for a violation or violations of any applicable domestic or foreign export control or import law; (y) convicted of violating any applicable domestic or foreign export control or import law or (z) barred or suspended, even temporarily, from doing business with any agency of any foreign or domestic government as a result of a violation of any applicable domestic or foreign export control or import law; (D) (x) are subject to trade restrictions under any applicable domestic or foreign law; (y) are owned or controlled by, or is acting on behalf of, any person subject to trade restrictions under any applicable domestic or foreign law or (z) have engaged in activities, dealings or transactions with or involving any person subject to trade restrictions under any applicable domestic or foreign law; (E) have entered into a settlement, plea agreement, or deferred prosecution agreement with any applicable foreign or domestic trade control agency for alleged violations of any domestic or foreign export control or import law; or (F) have been officially reprimanded or terminated in whole or in part due to his or her violation of the Company’s policies and procedures related to any domestic or foreign export control or import law. There is no pending or, to the knowledge of the Vendor, threatened foreign or domestic trade control agency proceeding, investigation, audit or enforcement action against the Company and/or the Subsidiaries or any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company and/or the Subsidiaries.  The Company and the Subsidiaries do not have any pending or anticipated disclosures to any applicable foreign or domestic trade control agency for alleged violations of any domestic or foreign export control or import law.  All voluntary self disclosures that have been submitted to a foreign or domestic trade control agency involving potential violations of applicable domestic or foreign export control or import law are fairly disclosed in the Disclosure Documents.

Powers of Attorney

3
There are no powers of attorney in force given by the Company or the Subsidiaries.  No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or the Subsidiaries to any obligation not in the ordinary course of the Company’s or the Subsidiaries’ business. The Disclosure Documents sets out details of all persons who have authority to bind the Company and the Subsidiaries in the ordinary course of business.

Part 11 : Vendor

1
No consent or approval of, authorisation or order of any court or any governmental, regulatory or other authority which has not been obtained or made as of the date of this Agreement is or will be required by the Vendor for the execution or implementation of this Agreement or the transfer of any of the shares contemplated by this Agreement.

2	The Vendor has not:

(a)	entered into any arrangement or composition for the benefit of any of its creditors nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to any of its creditors a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under section 425 Companies Act 1985 or resolved to make such an application;

(e)
presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

(f)
been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed.

3	The Vendor is not:

(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)
the subject of an administration order, nor has a resolution been passed by the directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or

(c)
subject to a resolution passed by the directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the company or its Directors.

4	No member of the Vendor’s Group is:

(a)
subject to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force, which in each case has or could have a material adverse effect on the Vendor’s ability to execute, deliver and perform its obligations under this Agreement;

(b)
a party to any litigation, arbitration or administrative proceeding which are in progress or threatened or pending by or against or concerning it or any of its assets, which in each case has or could have a material adverse effect on the Vendor’s ability to execute, deliver and perform its obligations under this Agreement; or

(c)
the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending, which in each case has or could have a material adverse effect on the Vendor’s ability to execute, deliver and perform its obligations under this Agreement.

SCHEDULE 5

Purchaser Warranties

1
The Purchaser is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

2
The entry into this Agreement by the Purchaser and consummation by the Purchaser of the transactions contemplated hereby, and the execution and delivery of the other agreements, documents and instruments to be executed and delivered by the Purchaser at Completion pursuant to this Agreement and the transactions contemplated thereby have been duly authorised by all necessary action on the part of the Purchaser.

3
No consent or approval of, authorisation or order of any court or any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement is or will be required by the Purchaser for the execution or implementation of this Agreement or the transfer of any of the shares contemplated by this Agreement.

4	The Purchaser has not:

(a)	entered into any arrangement or composition for the benefit of any of its creditors them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to any of its creditors a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under section 425 Companies Act 1985 or resolved to make such an application;

(e)
presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

(f)
been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor; or

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed.

5	The Purchaser is not:

(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)
the subject of an administration order, nor has a resolution been passed by the directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force; or

(c)
subject to a resolution passed by the directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the company or its directors.

6	No member of the Purchaser’s Group is:

(a)
subject to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force, which in each case has or could have a material adverse effect on the Purchaser’s ability to execute, deliver and perform its obligations under this Agreement;

(b)
a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning it or any of its assets which in each case has or could have a material adverse effect on the Purchaser’s ability to execute, deliver and perform its obligations under this Agreement; nor

(c)
the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending, which in each case has or could have a material adverse effect on the Purchaser’s ability to execute, deliver and perform its obligations under this Agreement.

SCHEDULE 6

Limitations on liability under the Warranties

1	Scope and general

1.1
The Purchaser shall not be entitled to claim under the Warranties or Tax Covenant for any indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Completion, whether actual or prospective, provided that the Purchaser shall be entitled to claim for any diminution in the value of the Shares, the Company or any Subsidiary in relation to any breach of the Warranties only.

1.2
Subject to clause 3.3 of this Agreement, the Vendor shall only be liable in respect of a Claim or Tax Claim if and to the extent that such Claim or Tax Claim becomes a Determined Claim which shall mean a Claim or Tax Claim:

(a)	which has been resolved by written agreement between the Vendor and the Purchaser; or

(b)
which is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration where either no right of appeal lies or the parties are debarred (whether by the passage of time or otherwise) from exercising such a right.

1.3	Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of the Vendor in respect of a Claim or Tax Claim arising as a result of fraud by the Vendor.

1.4
The Purchaser hereby agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent or adviser of the Vendor or the Retained Group on whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other Agreement.

1.5	Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchaser of any common law or other duty to mitigate any loss or damage.

1.6
Where it is necessary to determine whether a monetary limit or threshold set out in paragraphs 2 or 7 has been reached or exceeded (as the case may be) and the value of the relevant Claim or Claims is expressed in a currency other than pounds sterling, the value of each such Claim shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non-sterling currency by reference to middle-market rates quoted by Royal Bank of Scotland plc at the opening of business in London on the date of receipt by the Vendor of written notification from the Purchaser in accordance with paragraph 3 of the existence of the relevant claim or, if such day is not a Business Day, on the Business day immediately preceding such day.

2	Cap on liability

The aggregate liability of the Vendor (together with any costs and expenses of recovery) in respect of all and any Claims, Tax Claims, the Cash Claim, the Indebtedness Claim, the Title Claim and the DTNA Claim shall not exceed a sum equal to £6,500,000 plus the amount of Earn-Out Consideration paid to the Vendor from time to time. Notwithstanding the foregoing, the liability of the Vendor in respect of:

(a)
all and any Claims in respect of the A Warranties and Tax Claims (together with any costs and expenses of recovery) shall not exceed in aggregate a sum equal to 50% of £6,500,000 plus 50% of the amount of Earn-Out Consideration paid to the Vendor from time to time less any liability in respect of any Claims in relation to or otherwise in connection with any B Warranties;

(b)
all and any Claims in respect of the B Warranties (together with any costs and expenses of recovery) shall not exceed in aggregate a sum equal to 30% (thirty per cent) of £6,500,000 plus 30% of the amount of Earn-Out Consideration paid to the Vendor from time to time less any liability in respect of any Claims in relation to or otherwise in connection with any A Warranties and/or any Tax Claims;

(c)	all and any Cash Claims (together with any costs and expenses of recovery) shall not exceed in aggregate a sum equal to £119,315.68; and

(d)	all and any DTNA Claims (together with any costs and expenses of recovery) shall not exceed in aggregate a sum equal to £375,000.

3	Time limits for making Claims and Tax Claims

3.1
No Claim, Title Claim, Indebtedness Claim, DTNA Claim, Cash Claim or Tax Claim (as the case may be) may be made against the Vendor unless notice (complying with the provisions of paragraph 3.3 below) of such Claim or Tax Claim is served on the Vendor in writing as soon as reasonably practicable after the Purchaser becomes aware of the liability giving rise to the Claim or Tax Claim  (save for a claim under paragraph 1.1(g) of Part 2 of Schedule 9) and, in any event:

(a)	in the case of a Tax Claim before the fourth anniversary of the Completion;

(b)	in the case of any Claim under the Warranties (other than the Tax Warranties) or a Title Claim, before 30 April 2013;

(c)	in the case of an Indebtedness Claim or Cash Claim, before the date that is 6 months after the Completion Date; and

(d)	in the case of a DTNA Claim, before 31 December 2013, (in each case, such date being referred to as the “Expiry Date”).

3.2
Any Claim, Title Claim, Indebtedness Claim, DTNA Claim, Cash Claim and/or Tax Claim (as the case may be) made before the Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall immediately become fully debarred and unenforceable (and the liability of the Vendor in respect of such claim shall absolutely terminate) on the expiry of the period of 12 months after notice of such claim was given to the Vendor in accordance with paragraph 3.1, unless legal proceedings in respect of such claim have been properly issued and validly served on the Vendor within such 12 month period, save for any claim based on a contingent liability of the type referred to in paragraph 5 below or a claim in relation to which the Purchaser seeks to bring a claim against any third party under the provisions of paragraph 9 below  (Recovery from another person), or the Vendor has conduct of a claim under paragraph 10 below (Conduct of claims), or a member of the Purchaser’s Group makes an insurance claim of the type referred to in paragraph 12 below (Insurance policies), in which event the said 12 month period shall be a one month period for the purposes of this paragraph 3.2 and the relevant date from which the one month period shall commence for the purposes of this paragraph shall be the date on which such third party claim has been settled, withdrawn or determined by a court of competent jurisdiction, whichever is the earlier or, in the case of such contingent liability, the date the Purchaser and/or any member of the Purchaser’s Group becomes aware that the contingent liability has become an actual one or 15 months after notice of the claim, whichever is the earlier or, in the case of such an insurance claim being made, the date the relevant claim against insurance is settled or rejected by the relevant insurer or 12 months after notice of the claim, whichever is the earlier.

3.3
A notice of claim pursuant to this paragraph 3 shall specify in reasonable detail the specific matter in respect of which the claim is made and (if then reasonably capable of preparation) a calculation of the amount claimed to the extent known by the Purchaser (detailing the Purchaser’s calculation of loss thereby alleged to have been suffered by it or the relevant member of the Purchaser's Group).

4	Title Claim, Indebtedness Claim, DTNA Claim and Cash Claim

No claim may be made against the Vendor under any provision of this Agreement:

(a)	save pursuant to clause 6.9(e), to the extent that the claim relates to or is connection with any matter concerning the Title Claim; or

(b)	save pursuant to clause 4.3(a), to the extent that the claim relates to or is connection with any matter concerning the Indebtedness Claim; or

(c)	save pursuant to clause 4.3(d), to the extent that the claim relates to or is connection with any matter concerning the DTNA Claim; or

(d)	save pursuant to clause 4.3(b),to the extent that the claim relates to or is connection with any matter concerning the Cash Claim.

5	Right to remedy

The Vendor shall not be liable for any Claim if the alleged breach which is the subject of the Claim is capable of remedy, and is remedied by the Vendor to the full and complete satisfaction of the Purchaser in its sole determination (acting reasonably) within 60 days of the date on which the notice in paragraph 3.1 above is received by the Vendor (and the Purchaser agrees to use all reasonable endeavours to assist and to procure the assistance of the Company in remedying such breach at the sole cost of the Vendor).

6	Contingent liabilities

The time limits in paragraph 3.1 shall apply in respect of a Claim that is contingent where notice of such Claim is properly given to the Vendor in accordance with that paragraph 3.1 and the Vendor shall not be liable for a Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

7	Threshold and de minimis

7.1
The Vendor shall not be liable in respect of any Claim unless the aggregate liability for all such Claims exceeds the sum of £70,000 (taking no account of any Claims referred to in paragraph 7.2 below), in which case the Vendor shall be liable for the entire amount and not merely the excess.

7.2	In calculating liability for Claims for the purposes of paragraph 7.1 above, any Claim which is less than the sum of £20,000 (excluding interest, costs and expenses) shall be disregarded.

7.3
For the purposes of paragraphs 7.1 and 7.2, where a Claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately give rise to a Claim , such claim shall be treated as a separate Claim in respect of each such event, circumstance, act or omission.

8	Change in legislation

8.1	The Vendor shall not be liable in respect of a Claim or Tax Claim if such Claim or Tax Claim would not have arisen but for, or is increased directly or indirectly as a result of:

(a)
the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body in any case occurring on or after the date of this Agreement; or

(b)	an increase in the Taxation rates or an imposition of Taxation in each case not actually or prospectively in force as of the date of this Agreement; or

(c)
the change on or after the date of this Agreement by statute or by any regulatory or other body of any accounting policy or a change on or after the date of this Agreement in the application of any accounting policy or estimation technique in the preparation of financial statements by the Purchaser or any member of the Purchaser’s Group.

9	Acts of Purchaser

9.1	The Vendor shall not be liable in respect of a Claim (other than a Claim under the Tax Warranties) to the extent such Claim is increased directly or indirectly as a result of:

(a)
any act, omission, transaction or arrangement carried out at the written request of or with the approval of the Purchaser before or at Completion, which it knew or ought reasonably to have known would have such effect; or

(b)
any act, omission, transaction or arrangement carried out by or on behalf of the Purchaser or on behalf of a member of the Purchaser’s Group or by or on behalf of persons deriving title from the Purchaser or a member of the Purchaser’s Group whether prior to or after Completion, which it knew or ought reasonably to have known would have such effect; or

(c)
any admission of liability made by or on behalf of the Purchaser or by or on behalf of any member of the Purchaser’s Group or by or on behalf of persons deriving title from the Purchaser or a member of the Purchaser’s Group on or after Completion, which it knew or ought reasonably to have known would have such effect save to the extent that such admission of liability is made at the express request of or with the written consent of the Vendor; or

(d)
to the extent that the claim would not have arisen but for any act or omission effected by any member of the Purchaser’s Group after Completion or otherwise than pursuant to a legally binding commitment entered into before Completion or in the ordinary course of business; or

(e)	any breach by the Purchaser of any of its obligations under this Agreement or any of the documents referred to or incorporated in it or any obligations entered into pursuant thereto; or

(f)	any reorganisation or change in ownership of any member of the Purchaser’s Group on or after Completion; or

(g)
to the extent that the breach giving rise to a possible claim arises as a result of any change in the basis of accounting, tax computation or trading of any member of the Purchaser’s Group after Completion.

otherwise than, in each of the foregoing circumstances, (i) in the ordinary and proper course of business, (ii) pursuant to a legally binding commitment created prior to Completion by the Company and/or the Subsidiaries; or (iii) required by law or any regulatory authority.

10	Recovery from another person

Prior recovery

10.1
If the Purchaser, or any member of the Purchaser’s Group, recovers (whether by payment, discount, credit, relief or otherwise) from a third party (other than a member of the Purchaser's Group) an amount which relates to the Claim or Tax Claim, that amount (less any reasonable costs incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to such Claim) shall to that extent reduce or satisfy, as the case may be, such Claim or Tax Claim.

Subsequent recovery

10.2
If the Vendor pays an amount in respect of a Claim or Tax Claim and the Purchaser, or any member of the Purchaser’s Group, subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (other than a member of the Purchaser's Group) an amount which relates to the liability giving rise to such Claim or Tax Claim, the Purchaser shall pay to the Vendor an amount equal to the lesser of the amount recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery (and less any Tax incurred in connection with the amount received)and the amount previously paid by the Vendor to the Purchaser.

11	Conduct of Claims

Access to and preservation of information

11.1
If a member of the Purchaser’s Group becomes aware of any claim or any matter or circumstance which might give rise to a Claim (other than a Claim under the Tax Warranties) or of an entitlement to recover (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to the subject matter of a Claim(other than a Claim under the Tax Warranties):

(a)
the Purchaser shall promptly give written notice to and consult with the Vendor in respect of the claim, matter, circumstance or entitlement (provided that such notice shall not be a condition precedent to the liability to the liability of the Vendor);

(b)	the Purchaser shall, and shall procure that each member of the Company and the Subsidiaries shall:

(i)
at the written request and the cost of the Vendor take such action as the Vendor reasonably requests to commence, avoid, dispute, resist, appeal, defend, compromise or settle the claim (including, without limitation, make any counterclaims or other claims against third parties) and any related adjudication or proceedings, and to conduct matters relating thereto including negotiations or appeals, subject to the Purchaser and/or the relevant member of the Purchaser’s Group being indemnified for all reasonable costs and expenses;

(ii)
provide to the Vendor and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within each member of the Purchaser’s Group’s power or control for the purposes of investigating the matter or entitlement which allegedly gives rise to the Claim; and

(iii)	preserve all documents, records, correspondence, accounts, electronically stored data and other information whatsoever relevant to a matter which may give rise to a Claim,

provided that the Purchaser shall not be obliged to take any action which may in the Purchaser's reasonable opinion materially damage the legitimate business interests of the Group; and

(c)
the Vendor (at its cost) may examine and take copies of the documents or records and photograph the premises or assets referred to in paragraph 11.1(b) above, subject to the Vendor giving such undertaking as to confidentiality as the Purchaser shall reasonably require,

12
The Vendor shall indemnify the Purchaser, Company and Subsidiaries with all reasonable costs, charges and expenses incurred by it in complying with its obligations under the foregoing provisions of paragraph 10.

Third party claims

12.1
If a Claim (other than a Claim under the Tax Warranties) is as a result of, or in connection with, a claim by or a liability to a third party or if, in respect of any Claim (other than a Claim under the Tax Warranties), a member of the Purchaser’s Group has any right of action, indemnity or contribution from or against any third party, then the Purchaser shall and shall procure that each member of the Purchaser’s Group shall:

(a)	take all reasonable steps to enforce any right of recovery prior to taking action against the Vendor in respect of the Claim;

(b)	make no admission of liability in respect of, or compromise, dispose of or settle, any claim without the written consent of the Vendor; and

(c)	allow the Vendor at its own expense and in their absolute discretion to take such action, as described in paragraph 11.1(b) above, as the Vendor deems necessary.

13	Insurance policies

In respect of any matter which would give rise to a Claim, if the Company and/or any of its Subsidiaries is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim unless and until the Purchaser or, as the case may be, the relevant member of the Purchaser’s Group shall have made a claim against its insurers and used reasonable endeavours to pursue such claim (excluding resorting to litigation against an insurer) and such claim has been rejected and/or settled; and any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall be dealt with in accordance with paragraph 10.1 (Prior recovery) and paragraph 10.2 (Subsequent recovery).

14	Purchaser’s knowledge

The Vendor shall not be liable for any Claims under this Agreement if and to the extent that any of Mark Thomson or Frank Guidone of the Purchaser’s Group were actually aware as of the date of this Agreement that the facts, matters, events or circumstances which are the subject matter of the Claim actually or are reasonably likely to actually constitute a Claim.

15	Allowance, provision or reserve in the Accounts

15.1
No matter shall be subject to a Claim (other than a Claim under the Tax Warranties) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Accounts or such matter was specifically referred to in the notes thereto.

16	Matters prior to 21 April 2000

No Claim may be made against the Vendor to the extent that such Claim relates to a liability that arose directly or indirectly from a matter, fact or circumstance prior to 21 April 2000.

17	No double recovery

17.1
No liability shall attach to the Vendor by reason of any breach of any of the Warranties or under the Tax Covenant to the extent that the same loss has been recovered by the Purchaser under any other Warranty or term of this Agreement (including the Tax Covenant) or any other document entered into pursuant hereto and accordingly the Purchaser may only recover once in respect of the same loss.

17.2
The Vendor shall not be liable for breach of any of the Warranties or under the Tax Covenant to the extent that the subject of the claim has been or is made good to the satisfaction of the Purchaser (acting reasonably) without cost to the Purchaser or any other member of the Purchaser's Group.

18	Net benefit

18.1
The Vendor shall not be liable for any Claim or Tax Claim to the extent that the subject of the Claim or Tax Claim has been or is made good or is otherwise compensated for without cost or loss to the Purchaser’s Group or to the Company or any Subsidiaries.

18.2
The Vendor shall not be liable in respect of any Claim (other than a Claim under the Tax Warranties) for any losses suffered by the Purchaser, or any member of the Purchaser’s Group, to the extent that there are any corresponding savings or net benefit actually received by the Purchaser or any member of the Purchaser’s Group in respect of such Claim.

19	Transferability of rights

This Agreement shall be actionable only by the Purchaser and no other party shall be entitled to make any Claim or Tax Claim or take any action whatsoever against the Vendor under or arising out of or in connection with this Agreement.

20	Taxation

20.1	No Claim or Tax Claim may be made against the Vendor to the extent that the Claim or Tax Claim relates to Taxation and:

(a)	such Taxation would not have arisen but for, or has been increased as a result of:

(i)
a disclaimer, claim or election voluntarily made or notice or consent voluntarily given after Completion in respect of Tax by a member of the Purchaser’s Group otherwise than at the request of the Vendor, provided that this paragraph (i) shall not apply to the extent such disclaimer, claim, election, notice or consent was taken into account in the Accounts; or

(ii)
a voluntary failure or omission by the Company or any of its Subsidiaries to make any claim, election, surrender or disclaimer or give any notice or consent in relation to Tax after Completion the making or giving of which was taken into account or assumed in computing the provision for Taxation (including the provision for deferred Taxation) in the Company Accounts, provided that this paragraph (ii) shall only apply to the extent the material details of the relevant claim, election. surrender, disclaimer, notice or consent were provided (in writing) to the Purchaser no less than 20 Business Days prior to the last day on which it may be validly made or given; or

(b)
such Taxation arises from any voluntary change in the accounting policy of a member of the Purchaser’s Group after Completion (save to the extent required in order to comply with relevant accounting standards) or any voluntary change in the date to which any member of the Purchaser’s Group’s accounts are prepared after Completion; or

(c)
such Taxation arises from any increase of rates of Taxation or imposition of new Taxation legislation or any change in applicable law or published practice of a Taxing Authority made or coming into effect (in every case) after the date hereof or the withdrawal after Completion of any extra statutory concession currently granted by any Taxing Authority; or

(d)
such Taxation is relieved or mitigated by any Relief actually available to the relevant Company or Subsidiary (for no consideration) other than an Accounts Relief, Post Accounts Relief or Corresponding Relief; or

(e)	such Taxation was discharged (whether by payment or by the utilisation of any relief, allowance or credit in respect of Taxation) prior to Completion; or

(f)
such Tax Liability comprises an amount in respect of VAT which has been charged and a tax invoice issued by the Company or the UK Subsidiary but which has not yet been accounted for to HM Revenue & Customs but is retained by the Company or UK Subsidiary at Completion; or

(g)
such Tax Liability comprises interest or penalties which arises or are increased as a result of any instalments of corporation tax paid by the Company or UK Subsidiary before Completion (in respect of the accounting period current at Completion) being too small due to the profits of the Company or UK Subsidiary after Completion being greater than the bona fide estimate made when calculating the original instalment made; or

(h)
provision, reserve or allowance has been made in the Management Accounts in respect of the relevant Tax Liability (provided that this paragraph (h) shall not apply in respect of any Tax Liability comprising or relating to interest and penalties, nor shall it apply in relation to any claim under paragraph 1.1(e) of Part 2 of Schedule 9); or

(i)
such Tax Liability arises or is increased as a result of any voluntary act, transaction or omission of the Company, a Subsidiary or the Purchaser after Completion which the Purchaser knew or ought reasonably to have known would give rise to the liability in question, save for any act transaction or omission carried out:

(i)	in the ordinary course of business of the Company or Subsidiary;

(ii)	pursuant to any legally binding incurred on or before Completion;

(iii)	pursuant to law or generally accepted accounting practices (or other financial standards) in force on or before Completion; or

(iv)	at the written request of the Vendor; or

(v)
such Tax Liability arises or is increased as a result of any delay or failure of the Company or the Subsidiaries to correctly submit full and accurate US income tax returns and/or annual reports in the US states of Delaware and North Carolina.

20.2
If, before the seventh anniversary of Completion, a payment by the Vendor in respect of a Tax Liability under a Tax Claim results in the Company or a Subsidiary receiving a Relief (other than an Accounts Relief) which they utilise ("Corresponding Relief") then an amount equal to the amount of Tax saved by the Corresponding Relief shall:

(a)	Be set off against any payment then due from the Vendor under a Tax Claim;

(b)	to the extent there is an excess, a refund shall be made of any previous payments made by the Vendor under a Tax Claim not previously refunded under this paragraph (or otherwise);

(c)	to the extent there remains an excess, the remainder shall be carried forward and set off against any future payment or payments which become due from the Vendor under a Tax Claim.

21	Tax Computations

21.1
It is agreed, subject to the provisions of this paragraph 21, that the Vendor shall (at the cost of the relevant UK resident Company or UK resident Subsidiary as to 50% and the Vendor as to the remaining 50%) be responsible for the following matters:

(a)
the preparation by PricewaterhouseCoopers of the UK corporation tax computations and returns of each of the Company and the UK Subsidiary for all accounting periods ended on or before Completion for each of the Company or UK Subsidiary (to the extent such computations and returns have not been submitted prior to Completion);

(b)	the preparation by PricewaterhouseCoopers of all such notices, claims or elections relating to Taxation as are made by the Company or the UK Subsidiary in connection with such computations or returns.

21.2
The Purchaser shall procure that each of the relevant Company or UK Subsidiary shall cause the computations, returns, notices, claims and elections to be promptly authorised, signed and submitted to the appropriate Taxing Authority without amendment (or with such amendments as may be reasonably required by the Purchaser, save to the extent such amendments would increase the liability of the Vendor under the Tax Covenant).

21.3	The Vendor shall:

(a)	procure that such returns and computations (and associated notices, claims and elections) are prepared as soon as reasonably practicable and in a careful and diligent manner;

(b)
procure that the draft returns and computations (and associated notices, claims and elections) are submitted to the Purchaser and the relevant Company or UK Subsidiary at least twenty (20) Business Days prior to the date on which such returns need to be submitted to the relevant Taxing Authority and that the amounts payable by way of Taxation for the relevant accounting periods are notified to the relevant Company or UK Subsidiary and the Purchaser at least twenty (20) Business Days prior to the due date for payment of such liability to Taxation or any instalment thereof.

21.4
The Purchaser shall and shall procure that each of the Company and the UK Subsidiary shall give such assistance to the Vendor as may be reasonably required to enable the corporation tax computations, returns, notices, claims, or elections referred to in paragraphs 21.1 and 21.2 to be prepared, authorised, signed and submitted to the appropriate Taxing Authority provided that (notwithstanding the preceding provisions of this paragraph 21) the Purchaser shall be under no obligation to procure (a) the authorisation, signing or submission to any Taxing Authority of any computation, return, claim, election, notice or other document which it or the relevant company considers in its or their reasonable opinion to be false, misleading, incomplete or inaccurate in any material respect; or (b) the making of any claim, election, notice, surrender or disclaimer which has not been taken into account in the Accounts.

21.5
It is agreed, subject to the provisions of this paragraph 21.5, that the Purchaser shall be responsible and have control (at the cost of the relevant Company or Subsidiary) of the matters listed in paragraphs 21.1(a) and 21.1(b) in relation to the Non-UK Subsidiary (although shall not be obliged to use PricewaterhouseCoopers).  In this regard the Purchaser shall procure that the Non-UK Subsidiary shall:

(a)	seek to submit such computations of the Non-UK Subsidiary for the accounting periods ended on or before Completion as soon as reasonably practicable;

(b)
submit the draft corporate income taxation computations, returns, notices, claims, and elections to the Vendor for its approval and comments at least ten (10) Business Days prior to the date on which such returns, computations, notices, claims, and elections need to be submitted to the relevant Taxing Authority;

(c)
afford such access to its books, accounts and records as is necessary and reasonable, and shall give the Vendor or its duly authorised agent all such assistance as may reasonably be required, to enable the Vendor or its duly authorised agent to review, approve and comment on the said returns, computations, notices, claims and elections;

(d)
take account of, and shall not refuse to incorporate, any reasonable comments made (if any) by the Vendor or their duly authorised agent in relation to such computations, returns, notices, claims or elections relating to corporate income taxation;

(e)
submit such computations, notices, claims, elections and returns (following incorporation of any of the Vendor's comments received within 10 Business Days) to the appropriate Taxing Authority without amendment or only with such amendments as the Vendor shall agree (such agreement not to be unreasonably withheld or delayed); and

(f)	comply with the provisions of paragraph 23 (Group Relief) of this Schedule 6 of this Agreement,

provided that the Non-UK Subsidiary shall not be obliged to submit any computations and returns relating to Taxation to any Taxing Authority unless it is satisfied that they are full, true, and accurate in all material respects.

21.6
In relation to the computations, notices, claims, elections and returns relating to corporation tax (or other corporate income taxation) for the accounting period of the relevant Company or Subsidiary in which Completion takes place, the Purchaser shall procure that:

(a)
no such computations, returns, notices, claims or elections are submitted to the appropriate Taxing Authority unless such computations, returns, notices, claims or elections have first been given to the Vendor (together with such information as is reasonably requested by and is necessary for the Vendor to review the same) for approval not less than 20 Business Days before the date of submission;

(b)
the relevant Company or Subsidiary takes account of, and shall not refuse to incorporate, any reasonable comments made by the Vendor or their duly authorised agent (within 15 Business Days of delivery) in relation to such computations, returns, notices, claims or elections;

(c)
such computations, notices, claims, elections and returns are submitted to the appropriate Taxing Authority without amendment or only with such amendments as the Vendor shall agree (such agreement not to be unreasonably withheld or delayed); and

(d)	each of the Company and the Subsidiaries shall comply with the provisions of paragraph 22 (Value Added Tax) and paragraph 23 (Group Relief) of this Schedule 6 of this Agreement,

provided that the relevant Company or Subsidiary shall not be obliged to submit any computations and returns relating to Taxation to any Taxing Authority unless it is satisfied that they are full, true and accurate in all material respects.

21.7
The Purchaser shall procure that the relevant Company or Subsidiary shall afford such access to its books, accounts and records as is necessary and reasonable (and shall procure that the relevant Company or Subsidiary shall give the Vendor or its duly authorised agent all such assistance) as may reasonably be required to enable the Vendor or its duly authorised agent to review, approve and comment on the said returns, computations, notices, claims and elections.

22	Value Added Tax

22.1
As soon as reasonably practicable after the date of this Agreement, the Vendor shall procure that (if one has not already been made) an application shall be made to HM Revenue & Customs pursuant to section 43B VATA for the exclusion of the Company from membership of the VAT Group for the purposes of section 43B VATA and for such exclusion to take effect on Completion or if HM Revenue & Customs do not permit this, at the earliest date following Completion permitted by section 43B VATA.

22.2
Pending the taking effect of such application and for so long thereafter as may be necessary, each of the Vendor and the Purchaser shall procure that such information is provided to the other as may be required to enable the continuing representative member of the VAT Group to make all the returns required of it in respect of the VAT Group (in respect of supplies made by the Company).

22.3
When the exclusion takes effect after Completion, the Vendor and the Purchaser shall procure that such payments shall be made between such representative member and the Company as may be appropriate to ensure that the resulting position of the Company is as close as possible to the position which would have obtained if such application or applications had taken effect on the date of Completion.

22.4
The parties to this Agreement undertake that they will on request promptly supply or procure that there is supplied to the other parties all information, particulars and access to and copies of records reasonably relevant to any liability of the parties under this paragraph 22.

22.5
The deeming provisions of Section 43(1) VATA shall be disregarded in determining for the purposes of this paragraph 22 what supplies or acquisitions or importations have been made or are deemed to have been made by or to any person.

23	Group Relief

23.1
Losses of an amount of £140,315 shall (to the extent permitted by law) be surrendered as Group Tax Relief by the UK Subsidiary to Vector Building Products Limited (in respect of the accounting period ended 31 December 2010) for payment of £39,288 which the parties acknowledge has already been paid to the UK Subsidiary in settlement of this agreed surrender and no further consideration shall be charged for this surrender. The Purchaser shall procure that any surrender to be made under this paragraph 23.1 shall be made as soon as reasonably practicable after request is made by the Vendor.

23.2
The Vendor shall procure that losses of an amount of £271,000 are surrendered (in respect of the accounting period current at Completion) as Group Tax Relief to the Group from members of the Retained Group for a payment of £71,815, which the parties acknowledge has already been charged to the UK Subsidiary in October 2011 in settlement of this surrender and the Vendor shall procure that no further consideration is charged for this surrender (and confirms that the aforementioned £71,185 has been paid on or before Completion).  The Vendor shall procure that any surrender to be made under this paragraph 23.2 shall be made as soon as reasonably practicable after request is made by the Purchaser.

23.3	The parties agree that the Group Losses and the 2011 Corporation Tax Liability shall (for the purposes only of paragraphs 23.2 to 23.7) be calculated on the following basis.

23.4	The Purchaser shall (at its own cost or at the cost of the UK Subsidiary):

(a)	prepare or procure that the UK Subsidiary prepares the October Management Accounts in accordance with the same accounting policy and practice as the Management Accounts were prepared; and

(b)
submit or procure that the UK Subsidiary submits the October Management Accounts to the Vendor for the Vendor's agreement before the date occurring forty five (45) Business Days following the Completion Date.

23.5
The Vendor shall (at its own cost) prepare the Loss Calculations and the Vendor shall submit the Loss Calculations to the Purchaser for the Purchaser's agreement before the date occurring ten (10) Business Days following the Vendor's agreement to the October Management Accounts.

23.6
The Vendor will have a period of 15 Business Days from the date of delivery of the October Management Accounts by the Purchaser or the UK Subsidiary (as relevant) to review and agree or dispute the October Management Accounts and the Purchaser will have a period of 15 Business Days from the date of delivery of the Loss Calculations by the Vendor to review and agree or dispute the Loss Calculations (in each case, the "Loss Response Period").

23.7	If the Vendor disputes the October Management Accounts or the Purchaser disputes the Loss Calculations (a "Dispute" and the party making the Dispute, the "Disputing Party") then:

(a)
the Disputing Party must notify the other party within the Loss Response Period of the matters relating to the October Management Accounts or the Loss Calculations (as relevant) that are agreed and/or disputed, in each case setting out in reasonable detail the adjustments which it proposes should be made to the October Management Accounts or the Loss Calculations (as relevant) and, to the extent it is reasonably able to do so, giving full reasons for such proposed adjustments; and

(b)
the provisions set out at paragraphs 2.8 to 2.13 of Part 1 (Procedure relating to Statement of Sales) and Part 3 (Independent Accountants' terms of reference) of Schedule 8 (Earn-Out Procedure) (but excluding paragraph 8 of Schedule 8) shall apply mutatis mutandis to the Dispute with such changes as are necessary and reasonable to make the aforementioned provisions relevant and applicable to the Dispute and to the circumstances set out at this paragraph 23.  The parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Accountant's determination pursuant to this paragraph 23.7.

23.8
For the avoidance of any doubt, the provisions relating to the production and agreement of the October Management Accounts and Loss Calculations in this paragraph 23 are solely for the purposes contemplated by this paragraph 23 and have no other effect for the purposes of this Agreement.  The Vendor acknowledges that, to the extent that the Group Losses surrendered to the Group pursuant to paragraph 23.2 prove to be insufficient for the purposes of ensuring that the Group incurs no 2011 Corporation Tax Liability:

(a)	the Vendor may be liable in respect of certain corporation tax liabilities pursuant to the terms of Schedule 9; and

(b)
the Vendor shall in the first instance, procure (to the extent legally possible) that Group Losses are surrendered as Group Tax Relief to the Group from members of the Retained Group pursuant to paragraph 23 of Schedule 6 to satisfy any such liability in whole or in part or alternatively the provisions of paragraph 1 of Part 2 of Schedule 9 (Tax Covenant) shall apply.

23.9
The Vendor warrants that it considers (acting reasonably and in good faith) that the Company  shall have no liability to pay corporation tax in respect of its accounting period current at Completion (in respect of Events occurring on or before Completion).

23.10
If it is determined pursuant to a tax audit, enquiry, assessment or investigation of the UK Subsidiary that there is an adjustment to the UK Subsidiary’s corporation tax computation for the period to 31 October 2011 which means that the £271,000 loss surrender under paragraph 23.2 and the surrender of additional losses and/or payment of Tax pursuant to paragraph 23.8 is not sufficient to cover the UK Subsidiary’s corporation tax liability for the period to 31 October 2011 (the "Additional Liability") then the provisions of paragraph 1 of Part 2 of Schedule 9 (Tax Covenant) shall apply (subject to the other provisions of the Agreement). The Purchaser shall have no claim under those provisions, in respect of the Additional Liability, to the extent that the Additional Liability arises in connection with a re-adjustment of the corporation tax computation under the UK Subsidiary's audited accounts for the period ending 31 December 2011 outside of a Tax audit requiring assessment or investigation as referred to above.

23.11
If the Vendor becomes liable to make any payment under a Tax Claim, the Vendor may, at its option, and wholly or partly instead of making such payment, procure the making of any claim, election, surrender, disclaimer, notice or consent in relation to any Group Tax Relief (from a member of the Retained Group and at no cost to any member of the Purchaser's Group) or make or procure a Balancing Payment (from a member of the Retained Group to the Company or Subsidiary) in order to eliminate or reduce the liability of the relevant Company or Subsidiary to make the payment of Taxation which has given rise to the obligation to make the payment under the Tax Claim. The Purchaser shall (at the reasonable cost of the Vendor) procure that the relevant Company or Subsidiary shall take all such steps as may reasonably be requested by the Vendor to effect any such Group Tax Relief or Balancing Payment.

SCHEDULE 7

Conduct during the Relevant Period

1
In order to protect and safeguard the Vendor's potential entitlement to the Earn-Out Consideration the Purchaser hereby agrees and undertakes with the Vendor that during the period from the date of this Agreement to the end of the Relevant Period (save with the prior written consent of the Vendor, which is not to be unreasonably withheld or delayed):

(a)	the Company will remain a wholly-owned subsidiary of the Purchaser or any company of which the Purchaser is itself a wholly-owned subsidiary;

(b)
the Purchaser shall not materially and adversely (meaning to the material detriment of the Aggregate Annual Turnover for the Relevant Period) alter the nature, scope or conduct of the Business from that carried on by the Group Companies in the 12 month period prior to Completion;

(c)	the Purchaser shall use all reasonable endeavours to promote and support the business and interest of the Group Companies;

(d)
the Purchaser will not do nor omit to do and the Purchaser will procure that no member of the Purchaser’s Group (including the Group Companies) does or omits to do any act or thing which they know or ought reasonably to have known is likely to distort the results of the Group Companies in the operation of the Business to the detriment of the Vendor;

(e)
the Purchaser shall use reasonable endeavours to procure that the business of the Group Companies is conducted on sound commercial principles with a view to maximising the Aggregate Annual Turnover for the Relevant Period and without prejudice to the generality of the foregoing the Purchaser shall procure that the Group Companies;

(i)
shall not enter into any arrangements other than on arm’s length terms or do any other act or thing, or allow and omission with the intention of materially and adversely affecting the Turnover and/or the Earn-Out Consideration: and

(ii)
shall not part with or dispose of the whole or any substantial part of its undertaking property assets or revenues or any interest therein by a single transaction or a series of transactions otherwise than the sale of current assets in the normal and ordinary course of trading as carried on by the Group Companies as at Completion;

(f)	the Purchaser shall use its reasonable endeavours to procure the introduction of new business to the Group;

(g)
no company in the Purchaser’s Group will directly or indirectly endeavour to entice away from the Group Companies any person firm or company which is or has been an employee, customer or client at any time since the date of incorporation of the Group Companies or potential customer or client of the Group Companies or to solicit any business of the Group Companies where to do so would be in competition with the Business;

(h)	the Purchaser shall not place any commercially unreasonable restrictions on the Group Companies from winning and/or selling new business;

(i)	the Purchaser shall not interfere in a commercially unreasonable manner with any existing contracts or terms of trade of the Group Companies; and

(j)
save when the Group Companies are unable to pay their debts, no resolution will be passed to wind up any Group Company or cause any Group Company to cease carrying on any part of its business and it shall not appoint any receiver, administrative receiver or administrator over the whole or any part of the assets or undertaking of any Group Company.

2
The Purchaser also agrees that it shall procure that the Group Companies shall supply to the Vendor its quarterly unaudited management accounts for each quarterly accounting period to the end of the Relevant Period in a form reasonably acceptable to the Vendor.

SCHEDULE 8

Earn-Out Procedure

Part 1: Statement of Sales

1	Definitions

In this Schedule 8, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:
Aggregate Annual Turnover
the aggregate amount of monies and/or revenue derived and/or generated from the provision and/or sale of goods and services by the Group Companies during the Relevant Period, excluding value added tax, customer funded non-recurring engineering (NRE) charges and the provision made for customer trade discounts at the end of the Relevant Period

Average Annual Turnover	an amount equal to the Aggregate Annual Turnover divided by two

Consideration	the aggregate of the Initial Consideration and any Earn-Out Consideration

Earn-Out Certificate	as defined in paragraph 2.1 of Part 1 of Schedule 8

Earn-Out Consideration	has the meaning given to it clause 3.3

Determination Date	the date of agreement or determination of the Earn-Out Certificate (or any part thereof as the case may be) in accordance with paragraph 2.4, 2.9, 2.8 and 2.11 of Part 1 of Schedule 8

Extended Response Period	as defined in paragraph 2.8 of Part 1 of Schedule 8

Further Response Period	as defined in paragraph 2.5 of Part 1 of Schedule 8

Independent Accountants	either:

(a) an independent firm of chartered accountants of international repute agreed between the Vendor and the Purchaser; or

(b)
in default of agreement as to the identity of that independent firm within five Business Days of either party notifying the other of its wish to appoint an independent firm, a specific member of an independent firm of chartered accountants to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales

Initial Consideration	the amount set out in clause 3.2

Outstanding Matters	as defined in paragraph 2.9 of Part 1 of Schedule 8

Relevant Period	the period of 24 months ending on 31 December 2013

Response Period	as defined in paragraph 2.2 of Part 1 of Schedule 8

Statement of Sales	unaudited statement of Aggregate Annual Turnover prepared in accordance with paragraph 3 of Part 1 of Schedule 8

2	Procedure relating to the Statement of Sales

2.1
The Purchaser shall, as soon as practicable, and in any event within 30 Business Days following the end of the Relevant Period, prepare and deliver to the Vendor a draft of the Statement of Sales, supported by the management accounts of the Group Companies for the Relevant Period, together with a certificate (the “Earn-Out Certificate”) in the form set out in Part 2 of this Schedule 8 addressed to the Vendor stating that the Statement of Sales (from which the Aggregate Annual Turnover shall be determined) has been prepared in good faith, gives an accurate statement of the amount of the Aggregate Annual Turnover for the Relevant Period and that the Statement of Sales has been prepared in accordance with paragraph 3 of Part 1 of this Schedule 8.

2.2
The Vendor will have a period of 30 Business Days from the date of delivery of the draft Statement of Sales by the Purchaser to review and agree or dispute the draft Statement of Sales and/or the amount of the Aggregate Annual Turnover (the “Response Period”).

2.3
If the Vendor disputes the draft Statement of Sales and/or the amount of the Aggregate Annual Turnover, it must notify the Purchaser in writing within the Response Period of the matters relating to the draft Statement of Sales that are agreed and/or disputed, the amount of the Aggregate Annual Turnover that is agreed and/or disputed and the amount, if any, of Earn-Out Consideration that the Vendor agrees with the Purchaser is payable by the Purchaser, in each case setting out in reasonable detail the adjustments which it proposes should be made to the Statement of Sales and/or the amount of the Aggregate Annual Turnover and, to the extent it is reasonably able to do so, giving full reasons for such proposed adjustments.  Upon receipt of such notification from the Vendor, the Purchaser shall procure that:

(a)
the balance sheet and the profit and loss account for the UK Subsidiary, in each case for the financial periods ending 31 December 2012 and 31 December 2013, is audited and any report and other documents required by law to be annexed thereto, are annexed; and

(b)
the unaudited balance sheet and the unaudited profit and loss account of the Non-UK Subsidiary for the financial periods ending 31 December 2012 and 31 December 2013, together with any report and other documents required by law to be annexed thereto, is finalised; and

(c)
the balance sheet and the profit and loss account of any other company that becomes a subsidiary of any of the Group Companies for the financial periods ending 31 December 2012 and 31 December 2013, audited or unaudited as the case may be, together with any report and other documents required by law to be annexed thereto, is finalised,

(together the aforementioned accounts being referred to herein as the “Audited Accounts”) and together with the Earn-Out Certificate (amended, if required, to reflect any changes to be made to the amount of the Aggregate Annual Turnover and/or any Earn-Out Consideration payable having regard to the Audited Accounts), are delivered to the Vendor by no later than 30 June 2014.

2.4	If the Vendor:

(a)	fails to make any notification to the Purchaser in accordance with paragraph 2.3 of Part 1 of this Schedule 8 or;

(b)
notifies the Purchaser, in accordance with paragraph 2.3 of Part 1 of this Schedule 8, that any part of the Statement of Sales (including any part of the amount of the Aggregate Annual Turnover) and/or Earn-Out Consideration payable by the Purchaser) is agreed, then the draft Statement of Sales, the amount of the Aggregate Annual Turnover and the Earn-Out Certificate (or if applicable, such part of the draft Statement of Sales, the amount of Aggregate Annual Turnover and the Earn-Out Consideration which is notified by the Vendor to the Purchaser as being agreed in accordance with paragraph 2.3 (as the case may be)), shall be deemed to be agreed with effect from the last day of the Response Period and shall, save in the event of manifest error, become final and binding on the Vendor and the Purchaser for all purposes of this Agreement.  For the avoidance of doubt, any amount of Earn-Out Consideration that is agreed (deemed or otherwise) by the Vendor as being payable by the Purchaser, shall be paid, subject to clauses 3.3 and 3.4 of this Agreement, by the Purchaser within 10 Business Days from the last day of the Response Period.

2.5
If the draft Statement of Sales and/or the amount of the Aggregate Annual Turnover (or any part thereof) was disputed by the Vendor in accordance with paragraph 2.3, the Vendor will have a period of 15 Business Days from the date of the delivery of the Audited Accounts by the Purchaser in accordance with paragraph 2.3, to review and agree or dispute the Audited Accounts and/or the amount of the Aggregate Annual Turnover (“Further Response Period”).

2.6
If the Vendor disputes the Audited Accounts and/or the amount of the Aggregate Annual Turnover, it must notify the Purchaser in writing within the Further Response Period setting out in reasonable detail the adjustments which it proposes should be made to the Audited Accounts and/or the amount of the Aggregate Annual Turnover and, to the extent it is reasonably able to do so, giving full reasons for such proposed adjustments.

2.7
If the Vendor fails to notify the Purchaser in accordance with paragraph 2.6 of Part 1 of this Schedule 8, the Audited Accounts, the amount of the Aggregate Annual Turnover and the Earn-Out Certificate shall be deemed to be agreed with effect from the last day of the Further Response Period and shall, save in the event of manifest error, become final and binding on the Vendor and the Purchaser for all purposes of this Agreement

2.8
If, by the end of the Further Response Period, the Audited Accounts and/or the amount of the Turnover have been disputed by the Vendor, the parties shall have a period of five Business Days (or such longer period as the parties may agree in writing) (the “Extended Response Period”) in which to resolve the matters in dispute.  If at the end of the Extended Response Period there are no matters remaining in dispute, the Audited Accounts and Earn-Out Certificate shall be finalised by amending them to reflect the adjustments agreed by the parties.

2.9
If at the end of the Extended Response Period, any matters remain in dispute (the “Outstanding Matters”) such matters may be referred by either the Purchaser or the Vendor to the Independent Accountants.

2.10
The Vendor and the Purchaser shall act in good faith towards each other regarding the referral to the Independent Accountants and shall use reasonable endeavours to agree with the Independent Accountants the precise terms of reference to apply to their role as soon as reasonably practicable following a referral to the Independent Accountants.  Those terms of reference shall include the terms of reference set out in Part 3 of this Schedule 8.

2.11
The Independent Accountants shall, following agreement or determination of the Outstanding Matters, finalise the Audited Accounts (including the amount of the Aggregate Annual Turnover) by modifying the Audited Accounts in accordance with the determination made by the Independent Accountants and deliver the Audited Accounts (including the amount of the Aggregate Annual Turnover) to the Vendor and the Purchaser together with a final form of the Earn-Out Certificate.

2.12
The costs of the Independent Accountants (if appointed) shall be apportioned between the Vendor and the Purchaser in such proportions as the Independent Accountants may determine or, in the absence of any such determination, the costs shall be borne equally by the Vendor and the Purchaser.

2.13	The Purchaser shall:

(a)	deliver to the Vendor or its agents such information and such facilities relating to the business and affairs of each Group Company; and

(b)
give to the Vendor or their agents full access during normal business hours to the books, records, business premises, directors and employees of each Group Company and permit the Vendor or its agents (as the case may be) to make copies, at the Vendor’s cost, of any documents and records of any Group Company, in each case, as reasonably requested by the Vendor, within 5 Business Days of such request to enable the Vendor or their agents to properly review (i) the Statement of Sales (including, for the avoidance of doubt, the amount of the Aggregate Annual Turnover) and the Earn-Out Certificate within the period referred to in paragraph 2.2; and/or (ii) the Audited Accounts (including, for the avoidance of doubt, the amount of the Aggregate Annual Turnover) and the Earn-Out Certificate within the period referred to in paragraph 2.5 (as the case may be).

2.14
The Purchaser and the Vendor hereby agree that following the final agreement and/or determination of the Statement of Sales and/or the Audited Accounts (as the case may be) in accordance with the provisions of this Schedule 8, the Purchaser shall pay to the Vendor within 10 Business Days of such agreement or determination, the amount of the Earn-Out Consideration payable by the Purchaser, deducting from such amount, any amount of Earn-Out Consideration that was paid to the Vendor in accordance with paragraph 2.4 of this Schedule 8.

3	Accounting policies and agreed adjustments

3.1	The Statement of Sales shall be prepared in accordance with:

(a)	the specific accounting policies set out in paragraph 3.2 below;

(b)
to the extent not covered by paragraph (a) above, the usual accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted in the preparation of the Accounts; and

(c)	to the extent not covered by paragraphs (a) and (b) above, UK GAAP.

3.2	For the purposes of preparing the Statement of Sales (including the calculation of the amount of the Aggregate Annual Turnover) and the determination of the Earn-Out Certificate:

(a)	discounts allowed to customers for prompt settlement of an invoice should be treated as an expense and not deducted in calculating Aggregate Annual Turnover;

(b)	charges for bad and doubtful debts (but not credits resulting from price or delivery queries) should be treated as an expense and not deducted from Aggregate Annual Turnover; and

(c)
the Aggregate Annual Turnover shall be broken down by the value of sales and/or revenue derived and/or generated by each Group Company during the Relevant Period and how such value of sales and/or revenue is attributable to each customer of the Group Companies.

3.3
For the purposes of calculating any customer trade discounts provided for by any Group Company in the Relevant Period, the same accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted by the relevant Group Company in respect of customer trade discounts in the last three years shall be applied.

Part 2: Earn-Out Consideration - Certificate

(to be prepared on the notepaper of the Purchaser)

To:           [The Vendor]

Date:

Dear Sirs

[The Company]

We refer to the Sale and Purchase Agreement (the “Agreement”) made between the Vendor and the Purchaser on 31 October 2011 for the sale of the Shares (as defined in the Agreement).  Words and expressions defined for the purpose of the Agreement have the same meanings in this letter.

In accordance with paragraph 2.1 of Part 1 of Schedule 8 to the Agreement we attach, initialled for identification, draft Statement of Sales and a statement of the Aggregate Annual Turnover for the Relevant Period OR In accordance with paragraph 2.3 of Part 1 of Schedule 8 to the Agreement we attach, initialled for identification, the Audited Accounts and a statement of the Aggregate Annual Turnover for the Relevant Period.

We confirm that the Statement of Sales has been prepared in good faith and give an accurate statement of the Aggregate Annual Turnover for the period of 24 months for which it is prepared.

The Statement of Sales/Audited Accounts shows the Aggregate Annual Turnover is £[                    ] and therefore in accordance with the Agreement, the amount of Earn-Out Consideration payable by the Purchaser to the Vendor for the Relevant Period is £[                    ].

In our opinion, the draft Statement of Sales has been prepared in accordance with Part 1 of Schedule 8 to the Agreement.

Yours faithfully

Purchaser

Part 3: Independent Accountants’ terms of reference

1
The Vendor and the Purchaser shall each prepare (or cause to be prepared by their respective accountants) a written statement on the Outstanding Matters within 5 Business Days of the formal appointment of the Independent Accountants, two copies of which (together with the relevant supporting documents) shall be submitted to the Independent Accountants for determination.

2	Upon receipt of the written statement, the Independent Accountants shall deliver immediately to each party one copy of the other party’s submissions (together with the relevant supporting documents).

3	The Vendor and the Purchaser may comment once only on the other party’s submissions in writing to the Independent Accountants not later than 10 Business Days after receipt of such submissions.

4
The Independent Accountants shall be entitled to make further written enquiries of the Purchaser or the Vendor and any responses must be produced in writing as soon as is reasonably practical within time periods to be advised by the Independent Accountants.

5
The determination of the Independent Accountants shall be in writing and shall be delivered to the Vendor and the Purchaser.  In giving its determination, the Independent Accountants shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Audited Accounts and the Earn-Out Certificate in respect of the Outstanding Matters to comply with the requirements of this Agreement and to determine finally the Aggregate Annual Turnover and the Earn-Out Certificate.

6
The Independent Accountants shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Aggregate Annual Turnover and the Earn-Out Certificate.

7
The Independent Accountants shall act as an expert (and not as an arbitrator) in making any such determination which shall (in the absence of manifest error) be final and binding on the parties.  In particular, without limitation, its determination of any fact which it has found necessary to determine for the purposes of its determination pursuant to this Schedule 8 is binding on the parties for all purposes.

8
The parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Accountants’ determination and/or any determination or settlement of the Aggregate Annual Turnover and/or the Earn-Out Certificate in accordance with this Schedule 8.

SCHEDULE 9

Tax

Part 1:  Definitions and interpretation

1	In this Schedule 9 the following words and expressions shall (except where the context otherwise requires) have the following meanings:

1.1	"Actual Tax Liability" means any liability of any Group Company to make a payment or increased payment of or in respect of Tax (whether or not discharged prior to Completion);

1.2	"Effective Tax Liability" means:

(a)	the non-availability in whole or in part of any Accounts Relief;

(b)
the utilisation or set-off of any Post Accounts Relief or any Accounts Relief against any Tax or against income, profit or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which the Vendor would have been liable to the Purchaser under this schedule;

1.3
"Event" includes any act, omission, event or transaction and without limitation, the receipt or accrual of any income, profit or gain, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership or any other association, death, any residence or change in the residence of any person for Tax purposes, the expiry of any period of time and Completion;

1.4	"Group Companies" means the Company and the Subsidiaries (and "Group Company" shall mean any one of them);

1.5	"Non-Availability" means loss, reduction, modification, cancellation, non-availability or non-availability ab initio;

1.6	"Post Accounts Relief" means a Relief to the extent that it arises either:

(a)	after Completion;

(b)	between the Company Accounts Date and Completion in the ordinary course of business; or

(c)
at any time to any person other than a Group Company or any person connected or associated with a Group Company for Tax purposes before Completion, or the Vendor or any person connected or associated with the Vendor for Tax purposes before Completion;

1.7	"Tax Liability" means any Actual Tax Liability or Effective Tax Liability.

2	The value of an Effective Tax Liability shall be as follows:

(a)	where the Effective Tax Liability involves the non-availability of any Accounts Relief:

(i)	if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the non-availability of the Accounts Relief; or

(ii)	if the Accounts Relief was or is a right to repayment of Tax, the amount of the repayment which is not available;

(b)
where the Effective Tax Liability involves the utilisation or set-off of a Post Accounts Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set-off.

2.2
Any reference to an Event or the consequences of an Event occurring on or before Completion shall include the combined effect of any two or more Events all of which shall have taken place or be deemed (for the purposes of Tax) to have taken place on or before Completion.

3
Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to a Tax Liability on the happening of any Event shall include a Tax Liability where such Event (for the purposes of the Tax legislation in question) is deemed to have occurred or is treated or regarded as having occurred.

Part 2: Tax Covenant

1	Covenant

1.1	The Vendor covenants to pay to the Purchaser an amount, whether or not that amount is recoverable from another person, equal to:

(a)	any Actual Tax Liability which arises (whether before or after or on Completion) in connection with an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

(b)	the value of any Effective Tax Liability;

(c)
any Tax Liability arising in connection with the non-payment of Tax by the Vendor or any person (other than a Group Company or any member of the Purchaser’s Group) which is or has been connected with the Vendor or any Group Company for Tax purposes on or before Completion;

(d)
any stamp duty (together with any interest and penalties) (such sum being recoverable from the Vendor as a liquidated sum payable as a debt) in respect of which there is a breach of any of the Tax Warranties relating to stamp duty except to the extent that the interest or penalty arises as a result of the undue delay by any member of the Purchaser’s Group to get the relevant document stamped after Completion;

(e)
such amount as any Group Company is liable to pay or repay (other than to another Group Company) in respect of any surrender of Group Tax Relief, or any arrangement for the group payment of Tax made prior to Completion, save for the £71,815 charged to the UK Subsidiary for the surrender of £271,000 of losses referred to in paragraph  23.2  of schedule 6;

(f)	any liability for inheritance tax which:

(i)	has, at Completion, given rise to a charge on any of the shares or assets of any Group Company or given rise to a power to sell, mortgage or charge any of the shares or assets of any Group Company;

(ii)
after Completion, gives rise to a charge on any of the shares or assets of any Group Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of any Group Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring), provided that any right to pay inheritance tax by instalments shall be disregarded and the provisions of section 213 of Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this schedule;

(g)
any fine or penalty payable to HM Revenue and Customs in relation to the late payment of amounts in respect of income tax and/or national insurance contributions on or before Completion, as referred to in the Disclosure Letter;

(h)	the reasonable costs and expenses of the Purchaser and/or any Group Company in connection with a claim under this schedule or any Tax Liability which is the subject of such claim.

2	Deductions from payments

2.1
All sums payable by the Vendor under any Tax Claim shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law, in which event the Vendor shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required.

2.2
If any amount payable by the Vendor under a Tax Claim is subject to Tax, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question, there shall be left an amount equal to the amount that otherwise would be payable.

3	Purchaser's Covenant

3.1	The Purchaser covenants with the Vendor to pay to the Vendor, by way of adjustment to the consideration for the sale of the Shares, an amount equivalent to:

(a)
any Taxation for which the Vendor or any member of the Retained Group falling within section 767A(2) ICTA becomes liable after Completion by virtue of the operation of section 767A ICTA in circumstances where the taxpayer company (as referred to in section 767A(1)) is the Company or the UK Subsidiary and the relevant change in ownership (for the purposes of section 767A(1)) is to the Purchaser;

(b)
any Taxation for which the Vendor or any member of the Retained Group falling within section 767AA(4) ICTA becomes liable after Completion by virtue of the operation of section 767AA ICTA in circumstances where the transferred company (as referred to in section 767AA(1)(a)) is the Company or the UK Subsidiary and the relevant change in ownership (for the purpose of section 767AA(1)) is to the Purchaser; and

(c)
any other Taxation for which the Vendor or any other member of the Retained Group becomes secondarily liable after Completion as a result of the failure by the Company or the UK Subsidiary  to discharge it after Completion (provided the Company or the UK Subsidiary was primarily liable for such Tax).

3.2	The covenant contained in clause 3.1 shall:

(a)
extend to any costs reasonably and properly incurred by the Vendor or such other member of the Retained Group in connection with such tax for which the Purchaser is liable under clause 3.1 or in connection with a successful claim under clause 3.1 against the Purchaser;

(b)
not apply to Taxation to the extent that the Purchaser could claim payment in respect of it under the Tax Covenant, except to the extent a payment has been made under the Tax Covenant and the Taxation to which it relates was not paid by the Company or the Subsidiary; and

(c)
not apply to Taxation which has been recovered under section 767B(2) ICTA or any other relevant statutory provision (and the Vendor shall procure that no such recovery is sought to the extent that payment is made under this agreement).

3.3
The Purchaser shall not take, and shall not permit any Group Company to take, any action with respect to the Non-UK Subsidiary subsequent to Completion that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Part 3:  Procedure

1	Conduct of Claims

1.1
If the Purchaser or any Group Company becomes aware (after Completion) of any Claim for Tax which gives or may give rise to a Tax Claim, the Purchaser shall or shall procure that the relevant Group Company shall give notice of the Claim for Tax to the Vendor.

1.2
If the Vendor so requests in writing, the Purchaser shall or shall procure that the relevant Group Company shall supply the Vendor with such available and relevant details, documentation, correspondence and information relating to the relevant Claim for Tax and shall (subject to paragraph (b)) take such action as the Vendor may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that:

(a)	the Vendor shall not be entitled to require any Group Company to delegate the conduct of such action to any person; and

(b)
the Vendor shall first indemnify each Group Company and the Purchaser to the reasonable satisfaction of the Purchaser against any costs, expenses and liabilities (including any additional Tax) which may be incurred as a consequence of any action taken in accordance with this paragraph 1.

1.3
If the Vendor does not request the Purchaser or any Group Company to take action pursuant to paragraph 1.2, or fails to indemnify the Purchaser or the relevant Group Company concerned as provided in that paragraph, within 15 Business Days of the said notice to the Vendor, the Purchaser or any Group Company shall be free to pay or settle the Claim for Tax on such terms as they may in their absolute discretion think fit.

1.4	The Purchaser shall not be obliged to take or procure the taking of the following action pursuant to paragraph 1.2:

(a)
agreeing to the settlement or compromise of any Claim for Tax or any proposal for the same which is likely to materially adversely affect the future liability to Tax of any Group Company, the Purchaser or any member of the Purchaser's Group unless the Vendors indemnify the Purchaser, Group Company or the members of the Purchaser's Group to the Purchaser's reasonable satisfaction against any such future liability to Tax;

(b)
contesting any Claim for Tax before any court, tribunal or other appellate body (excluding the First-tier Tribunal) unless at the sole expense of the Vendor, the Vendor obtains the written opinion of Tax counsel of at least ten years' call after disclosure of all relevant information and documents and having regard to all the circumstances that the action has a reasonable chance of success.

1.5
If it is alleged by any Tax Authority in writing that the Vendor (at any time) or any Group Company (prior to Completion) has committed any act or omission constituting fraudulent or negligent conduct relating to Tax and such allegation is considered by the Purchaser, acting in good faith and after due consultation with the Vendor, to be true, paragraph 1.2 shall not apply and the Vendor shall cease to have any rights under that paragraph.

2	Date for payment

2.1
Where a Tax Claim or any sum to which paragraph 2 of part 2 of this schedule applies involves the Purchaser or any Group Company being under a liability to make a payment to any Tax Authority, the Vendor shall pay to the Purchaser in cleared funds the amount claimed on or before the later of the fifth Business Day after demand is made for such payment and the fifth Business Day before the date on which the amount in question is payable to the relevant Taxing Authority without any interest, penalty, fine or surcharge arising in respect of it.

2.2
Where a Tax Claim is made under the Tax Covenant in respect of the non-availability of a right to repayment of Tax, the Vendor shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after demand is made for such amount to be paid and the fifth Business Day after the date on which the Tax in question would have been repaid but for that non-availability.

2.3
Where a Tax Claim is made under the Tax Covenant in respect of the utilisation or set-off of a Relief, the Vendor shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after the date on which the Tax in question would have arisen but for such utilisation or set-off and the fifth Business Day after demand is made for such amount to be paid.

2.4
Where the Vendor is liable to make any payment under this Schedule, the date for the payment of which is not determined under paragraphs 2.1, 2.2 or 2.3, the Vendor shall pay to the Purchaser the amount in question on the fifth Business Day after demand is made for such amount to be paid.

2.5
Any sum not paid by the Vendor on a date determined under paragraphs 2.1, 2.2, 2.3 or 2.4 ("due date") shall bear interest (which shall accrue from day to day after as well as before any judgment in respect of such sum) at the rate of 2.5% per annum from the due date up to and including the day of actual payment of such sum, compounded annually. Such interest shall be paid on the demand of the Purchaser.

3	Bonus

3.1	The Vendor shall:

(a)	notify the Purchaser within 5 Business Days of the payment of any AS Bonus (giving the details of the AS Bonus); and

(b)
procure that any AS Bonus is paid to Angela Simkins subject to withholdings of the amount of income tax and employee national insurance contributions due in respect of the AS Bonus and shall procure that such income tax and employee national insurance contributions are paid to HM Revenue & Customs as soon as reasonably practicable following payment of the AS Bonus.  Within five Business Days of making the payment of the AS Bonus, the Vendor shall pay (by way of adjustment to the Consideration) to the Purchaser an amount equal to the employer national insurance contributions due from a member of the Group.  The Purchaser shall procure that the relevant member of the Group accounts for such amount of employer national insurance contributions to HM Revenue & Customs as soon as reasonably practicable after the Purchaser receives payment under this paragraph 3.1(b).

3.2
The Vendor shall pay to the Purchaser an amount equal to any income tax and employee national insurance contributions in respect of which HM Revenue & Customs determine a member of the Group is required to account in relation to any AS Bonus to the extent that such income tax and/or employee national insurance contributions have not already been accounted for to HM Revenue & Customs.

3.3	For the avoidance of doubt, the parties agree that the Vendor shall have no liability under the Tax Covenant in respect of any Tax arising in connection with the AS Bonus.

3.4
"AS Bonus" means any payment made to (or for the benefit of) Angela Simkins on or after Completion by Rubicon Partners Industries LLP, the Vendor, any Affiliate of the Vendor (excluding any member of the Group) or any member of the Retained Group.

Part 4:  Gentech International Limited 2010/2011 Tax Calculations

Tax Calculation

Utilised: Non trading loan credits	64	32
Surrendered outside of Gentech	140
Losses Carried Forward	(296)
		271	@26.5%	71.815

Fixed Assets
Opening Balance	203	181
Additions	63	43
Depreciation	(85)	(54)
Closing Balance	181	170

Capital Allowances	Total	General	Exp Cars	IB
Brought Forward		636	4	60
Additions		63
FYA	(11)	(11)
WDA	(136)	(134)	(1)	(1)
Carried Forward 2010	(147)	554	3	59
Additions		43
WDA 9/12	(120)	(119)	0	(1)
Carried Forward Sept 11	(120)	478	3	58

2010 numbers based on Statutory accounts classification

2011 numbers based on Management accounts classification

Tax Account

Gentech International	Balance	P&L
	Sheet	2011
	£	£

Balance at 31 December 2010 - Debtor	24,613
(and at September 2011)

Group Relief received in respect of 2010	39,288

Credit to P&L in respect of 2010	14,675	14,675

Balance	0

Provision in respect of 2011 to September @26.5%	(71,815)	(71,815)

Group relief receivable	71,815

Closing Balance	0

Net P&L charge		(57,140)

ATTESTATIONS

Executed as a deed by GOS INVESTMENTS LIMITED acting by:

[signature of director]

[print name of director]

Director

in the presence of:

[signature of witness]

[print name of witness]

Address

Occupation

Executed as a deed by ACALON HOLDINGS LIMITED acting by:

[signature of director]

[print name of director]

Director

in the presence of:

[signature of witness]

[print name of witness]

Address

Occupation